Exhibit 2.2

SHARE PURCHASE AGREEMENT

BY AND AMONG

ATD ACQUISITION CO. V INC.,

AMERICAN TIRE DISTRIBUTORS, INC. (SOLELY WITH RESPECT TO SECTION 13.15),

AS PARENT GUARANTOR

1278104 ALBERTA INC.

TRIWEST TRADING (CANADA) LTD.

AND

THE OTHER PARTIES HERETO

Dated as of November 30, 2012

i

Table of Contents

Page
13.8 Governing Law	53
13.9 Amendments and Waivers	53
13.10 Severability	53
13.11 Expenses	53
13.12 Construction	53
13.13 Disclosure Schedule	54
13.14 Currency	54
13.15 Parent Guarantee	54

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Definitions
Exhibit B	Description of Shareholder Loan
Exhibit C	Wire Instruction Acknowledgement Form
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Forms of Employment Agreement
Exhibit G	Form of Opinion of Seller’s Counsel

Schedules

Disclosure Schedule

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of November 30, 2012, by and among (i) ATD Acquisition Co. V Inc. (“Buyer”), a corporation formed under the laws of Canada, (ii) solely with respect to Section 13.15, American Tire Distributors, Inc., a Delaware corporation (“Parent Guarantor”), (iii) 1278104 Alberta Inc. a corporation formed under the laws of the Province of Alberta, Canada (“Seller”), (iv) Triwest Trading (Canada) Ltd., a corporation formed under the laws of Canada and a wholly owned subsidiary of Seller (the “Company”), (v) the Seller Shareholders, (vi) the Employco Shareholders, (vii) the Investco Shareholders and (viii) the Fabco Shareholders.

INTRODUCTION

Seller owns all of the issued and outstanding common shares (each, a “Share” and collectively, the “Shares”) of the Company. The Company is engaged in the business of wholesale distribution of tires, tire parts, tire accessories and related equipment (such business operations as conducted at the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”). Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Buyer, all of the issued and outstanding common shares of the Company for the consideration and on the terms and subject to the conditions set forth in this Agreement.

The Seller Shareholders are the record and beneficial owners of all of the issued and outstanding equity securities of Seller. As an inducement to and condition of Buyer’s willingness to enter into this Agreement, and in consideration of the substantial direct and indirect benefits to the Seller Shareholders from the transactions contemplated hereby, each Seller Shareholder, Employco Shareholder, Investco Shareholder and Fabco Shareholder has entered into this Agreement and agreed to enter into the Non-Competition Agreements on the terms and subject to the conditions set forth herein and therein.

Concurrently with the execution of this Agreement, and as an inducement to and condition of Buyer’s willingness to enter into this Agreement, the Key Employees of the Company have entered into the Employment Agreements, which will become effective upon the Closing.

ARTICLE I.

DEFINITIONS

All capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings given them in Exhibit A hereto.

ARTICLE II.

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell and deliver to Buyer, all of the Shares as well as the outstanding loan owed to Seller by the Company, described in Exhibit B hereto (the “Shareholder Loan”) on the Closing Date for the consideration specified below in this Article II.

2.2 Purchase Price.

(a) Subject to Section 2.3(e), the purchase price to be paid by Buyer to Seller for the Shares and the Shareholder Loan and in consideration of Seller’s covenants hereunder shall be ninety seven million five hundred thousand dollars ($97,500,000) (the “Purchase Price”), plus if the Estimated Closing Working Capital exceeds the Target Working Capital, the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, or less if the Target Working Capital exceeds the Estimated Closing Working Capital, the amount by which the Target Working Capital exceeds the Estimated Closing Working Capital, less the amount of the Estimated Transaction Payments and less the Estimated Debt Payoff Amount.

(b) On the Closing Date, Seller shall deliver to Buyer a statement setting forth its good faith, written estimate as of the close of business on the day prior to the Closing Date of (i) the unaudited balance sheet of the Company on a consolidated basis (the “Estimated Closing Balance Sheet”), (ii) the Working Capital (the “Estimated Closing Working Capital”), (iii) an estimated calculation of the Purchase Price determined pursuant to Section 2.2(a) (the “Estimated Purchase Price”), (iv) the Transaction Payments (the “Estimated Transaction Payments”) and (v) the Debt Payoff Amount (the “Estimated Debt Payoff Amount”) (the statements in the foregoing clauses (i) through (v), collectively, the “Closing Estimates”). The Closing Estimates to be delivered pursuant to this Section 2.2(b) shall be accompanied by a certificate of the President or other officer of the Company, in his capacity as an officer of the Company, specifying that each of the Estimated Closing Balance Sheet, the Estimated Closing Working Capital, the Estimated Transaction Payments and the Estimated Debt Payoff Amount is the Company’s good faith estimate of such items and is consistent with the definitions of such items as provided herein, and the Company shall deliver reasonable supporting detail to evidence the calculations of all estimated items, including work papers, payoff letters and any other related documentation reasonably requested by Buyer. Buyer and Seller shall negotiate in good faith to resolve any disagreements as to the Closing Estimates to the extent that Buyer makes any objections to the Closing Estimates, acting reasonably, prior to the Closing. In the event that Buyer and Seller are unable to resolve any such disagreement, the Closing Estimates shall include an amount with respect to each such disputed item that is halfway between the amounts proposed in good faith by each party with respect to such item. The amount of the Estimated Purchase Price shall be determined on the basis of the Closing Estimates provided pursuant to this Section 2.2(b).

2.3 Closing Statement and Final Determination of Purchase Price.

(a) As soon as reasonably practicable but not later than 90 days following the Closing Date, Buyer shall cause the Company to prepare and deliver to Seller a statement consisting of the Company’s calculation of the following as of immediately prior to the Closing Time, calculated on a basis consistent with the Company’s past practice: (i) the unaudited balance sheet of the Company on a consolidated basis (the “Closing Balance Sheet”), (ii) the Working Capital (the “Closing Working Capital”), (iii) the Transaction Payments (the “Closing Transaction Payments”), and (iv) the Debt Payoff Amount (the “Closing Debt Payoff Amount”) (collectively, the “Closing Statement”).

(b) During the 90 day-period following the Closing Date, Seller and its accounting representatives shall be entitled, during ordinary business hours upon reasonable advance notice, to examine the work papers related to the preparation of the Closing Statement and the relevant books and records of the Company and to discuss the preparation of the Closing Statement with Buyer.

(c) Seller may dispute any amounts reflected on the Closing Statement (the “Disputed Amounts”), but only if (i) the basis of its dispute is that the amounts reflected on the Closing Statement were not arrived at in accordance with this Agreement, or resulted from a mistake of fact, and (ii) Seller shall have notified Buyer and the Company in writing of each disputed item (the “Notice of Objection”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days after the date the Company delivered the Closing Statement to Seller. To the extent that Seller does not dispute an amount reflected on the Closing Statement in accordance with the immediately preceding sentence, such amount shall be deemed final and binding on the Parties for all purposes hereunder. In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences. If Seller and Buyer are unable to reach a resolution with such effect within 30 days after receipt by Buyer of the Notice of Objection, Seller and Buyer shall submit the items remaining in dispute for resolution to Deloitte & Touche LLP (or, if such firm declines to act, to another nationally recognized independent public accounting firm mutually acceptable to Buyer and Seller) (the “Resolution Accountants”), which shall be instructed to use its best efforts to render a decision as to all items in dispute within 30 days after such submission. The Resolution Accountants shall only resolve the Disputed Amounts by choosing the amounts submitted by either Buyer or Seller or amounts in between. Buyer and Seller shall each furnish to the Resolution Accountants such work papers and other documents and information relating to the Disputed Amounts as the Resolution Accountants may request. The resolution of the Disputed Amounts by the Resolution Accountants shall be final and binding on the Parties for all purposes hereunder, and the determination of the Resolution Accountants shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction. After final determination of the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount, neither party shall have any further right to make any claims in respect of any element of the foregoing amounts that Seller raised in the Notice of Objection. The fees and disbursements of the Resolution Accountants shall be allocated between Buyer and Seller in the same proportion that the aggregate dollar amount of unsuccessfully Disputed Amounts submitted by each such Party (as finally determined by the Resolution Accountants) bears to the total dollar amount of disputed items so submitted.

(d) The Closing Statement and each of the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount shall be deemed final for all purposes hereunder upon the earlier of (i) the absence of Seller delivering a Notice of Objection to Buyer within 30 days after the date Buyer delivered the Closing Statement to Seller, and (ii) the resolution of all Disputed Amounts pursuant to Section 2.3(c). The date on which the Closing Statement and each of the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount are finally determined in accordance with this Section 2.3(d) is hereinafter referred as to the “Determination Date.”

(e) Within three Business Days after the Determination Date:

(i) Buyer shall provide to Seller a calculation of the Purchase Price (the “Final Purchase Price”) using the calculation set forth for determining the Estimated Purchase Price pursuant to Section 2.2(a), but substituting the Closing Working Capital, the Closing Transaction Payments and the Closing Debt Payoff Amount, in each case as finally determined pursuant to Section 2.3(d), for the related Closing Estimates used in the calculation of the Estimated Purchase Price;

(ii) if the Final Purchase Price (as so determined) is greater than the Estimated Purchase Price, Buyer shall pay to Seller the amount of the difference thereof, by wire transfer of immediately available funds to the bank account designated in writing by Seller pursuant to Section 2.4; or

(iii) if the Estimated Purchase Price is greater than the Final Purchase Price (as so determined), Seller shall pay to Buyer the amount of such difference, by wire transfer of immediately available funds to the bank account designated in writing by Buyer.

The amount of any payment pursuant this Section 2.3(e) shall be deemed an adjustment to the Purchase Price for all purposes hereunder, including for purposes of the final consideration payable hereunder.

(f) The final determination of the Final Purchase Price pursuant to the provisions of this Section 2.3 shall be conclusive for purposes of the operation of the provisions hereof, but neither the provisions hereof nor the resolution of the final determination of the Final Purchase Price pursuant hereto shall affect any rights of Buyer to indemnification to the extent provided for under, and subject to the limitations contained in, Articles XI and XII hereof (including indemnification based upon there being Liabilities at the Closing which are not reflected in the calculation of the Final Purchase Price), or preclude the parties hereto from treating any indemnification payments received by Buyer or Seller as adjustments to the Final Purchase Price for Tax, accounting or other purposes.

2.4 Payments at Closing. At the Closing, Buyer shall pay:

(a) to the extent Buyer consents that Section 2.6(b) shall apply with respect to any Indebtedness, to the holders of such Indebtedness, to the bank accounts designated in the applicable payoff letter by wire transfer of immediately available funds, an amount equal to the Estimated Debt Payoff Amount, determined pursuant to Section 2.2(b), upon which Seller shall have no further liability or responsibility for such Indebtedness to the extent of such amount so paid;

(b) to RMRF, in trust, the Escrow Amount, pursuant to the terms of the Trust Letter, by wire transfer of immediately available funds to a single bank account designated by RMRF;

(c) to the Persons entitled to receive an Estimated Transaction Payment, if any, determined pursuant to Section 2.2(b), or Buyer shall permit and cause the Company to pay such Estimated Transaction Payments; and

(d) to Seller, an amount equal to the Estimated Purchase Price, determined pursuant to Section 2.2(a), by wire transfer of immediately available funds to a single bank account designated by Seller at least two Business Days prior to the Closing Date via the wire instruction acknowledgement form attached hereto as Exhibit C.

2.5 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP, located at 100 King Street West, 1 First Canadian Place, Suite 6100, Toronto, Ontario M5X 1B8, Canada, on November 30 , 2012, or on such other date, time and place as Seller and Buyer may mutually agree (“Closing Date”). Subject to the consummation of the Closing on the Closing Date, the sale to Buyer of the Shares and the Shareholder Loan will occur at 10:00 am Eastern Standard Time on the Closing Date (the “Closing Time”).

2.6 Satisfaction of Indebtedness and Removal of Encumbrances Prior to the Closing. Prior to or contemporaneously with the Closing, in addition to such other actions as may be provided for herein, the Company and Seller shall have, in each instance either:

(a) (i) fully and irrevocably paid, satisfied and retired in all respects all Indebtedness of the Company and the Subsidiary and obtained all final payoff letters, releases, lien discharges and other evidences thereof all in form and substance reasonably satisfactory to Buyer; (ii) caused all Encumbrances on the Assets (other than the Permitted Encumbrances) arising pursuant to such Indebtedness or otherwise to be fully and irrevocably satisfied, removed, released and discharged in all respects; and (iii) except with respect to the Permitted Encumbrances, duly filed and recorded, or caused to have been duly filed and recorded, such financing change statements or other evidences of the satisfaction, removal and discharge thereof all in form and substance reasonably satisfactory to Buyer; or

(b) obtained irrevocable payoff letters in advance executed by the lenders with respect to all Indebtedness of the Company and the Subsidiary and all third parties entitled to enforce the payment of such Indebtedness or secured by any collateral pledged therefor, each in form and substance reasonably satisfactory to Buyer, which letters shall, (i) establish the Debt Payoff Amount to be paid at Closing; (ii) provide that upon the payment of such amount at the Closing, all Indebtedness relating thereto and all Encumbrances on the Company’s and the Subsidiary’s assets, stock or properties, tangible or intangible (other than Permitted Encumbrances) arising pursuant to such Indebtedness or otherwise will be automatically, fully and irrevocably satisfied, removed, released and discharged in all respects; and (iii) authorize Buyer and its Affiliates and their senior lenders to file all financing change statements or other evidences of the satisfaction, removal and discharge of such Encumbrances or covenant that, upon the payment of the Debt Payoff Amount at the Closing, such financing change statements or other evidences will be duly filed and recorded promptly thereafter.

2.7 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) each of the Company and Seller shall deliver to Buyer the certificates, instruments and documents required to be delivered by such Person to Buyer pursuant to Section 8.1;

(b) Buyer shall deliver to Seller the certificates, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 8.2; and

(c) each of Seller and the Company shall deliver to Buyer the payoff letters, lien discharges and other deliveries and evidences referenced in Section 2.6, as applicable.

2.8 Escrow Agreement.

(a) As soon as possible after closing, Buyer, Seller and the Escrow Agent shall enter into the Escrow Agreement in order to establish terms and conditions regarding the treatment of the Escrow Funds once delivered by RMRF to the Escrow Agent.

(b) Whether or not the Escrow Agreement is entered into, the Escrow Amount shall be released as follows:

(i) Initial Release Date. Within ten Business Days following receipt by the Company of a Notice of Assessment from the Canada Revenue Agency (the “Notice of Assessment”) with respect to the Company’s Tax return for the Pre-closing Tax Period (which Notice of Assessment shall be immediately provided to Seller),

(1)	to Seller, an amount equal to one-third of the Escrow Amount less the amount (the “Tax Assessment Amount”), if any, of Taxes identified as owing by the Company in the Notice of Assessment to the extent that such Taxes owing exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taking into account any adjustments of the Purchase Price relating to Working Capital pursuant to Section 2.3(e), and

(2)	to Buyer, the Tax Assessment Amount, if any, to be paid to the Canada Revenue Agency or other applicable taxing authority.

(ii) Second Release Date. On January 1, 2014, to the Seller, an amount equal to one-quarter of the Escrow Amount, less the aggregate amount of all indemnification claims for Losses (excluding the Tax Assessment Amount, if any) made by the Buyer Indemnified Parties that are properly pending and where notice of such claim has been given to the relevant Indemnifying Party in accordance with the provisions of Articles XI or XII as the case may be, if any.

(iii) Final Release Date. The remaining portion of the Escrow Funds shall be released to Seller two years after the Closing Date (the “Final Release Date”).

The Parties agree that if there are any indemnification claims hereunder for Losses of the Buyer Indemnified Parties that are properly pending on the Final Release Date, an amount equal to the amount of all such claims shall be retained as an Escrow Amount and not be released until such claims are finally resolved and satisfied or are otherwise released pursuant to a joint direction of Buyer and Seller. All fees and charges of the Escrow Agent and otherwise incurred under the Escrow Agreement shall be borne equally by Buyer and Seller. Buyer shall be entitled to offset against and collect from the Escrow Funds any amounts due and owing, but unpaid, by Seller pursuant to Section 2.3(e) or this Section 2.8(b); provided, that such offset shall not relieve Seller from any obligation for post-closing adjustments due under Section 2.3(e) and Seller shall within five Business Days of Buyer’s notice of withdrawal for such purposes deposit with the Escrow Agent the amount of such withdrawal made by Buyer on account of such post-closing adjustment to be held as Escrow Funds by the Escrow Agent pursuant to the Escrow Agreement. Interest and investment returns (net of investment losses) accruing on the Escrow Amount shall accrue to the benefit of the Seller and shall be paid to the Seller annually on the anniversary date of the Closing. Buyer and Seller shall, except as regards issues in genuine dispute, provide joint instructions timely to the Escrow Agent so that distributions can be made by the Escrow Agent within the time periods required by this Section 2.8(b).

(c) The amount of any funds released to Buyer from the Escrow Funds pursuant to Section 2.8(b) shall, for the avoidance of doubt, be deemed an adjustment to the purchase price for all purposes hereunder.

(d) The Escrow Funds shall be held in escrow and shall not be subject to any Encumbrance, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Upon the final release of all of the Escrow Funds, the Escrow Agreement shall terminate.

2.9 Dispute of Notice of Assessment. Seller may, within 10 Business Days of the Seller’s receipt of the Notice of Assessment, provide notice to the Company and Buyer that the Seller wishes to dispute the Notice of Assessment (the “NOA Dispute”), provided that Seller may not dispute any aspect of a Notice of Assessment: (i) if doing so involves the taking of a tax position or the application of accounting practices that are inconsistent with prior years or (ii) if, in the bona fide discretion of Buyer, acting reasonably, such dispute would materially and adversely affect the Company or Buyer with respect to any taxation year that begins on or after the Closing Date unless such dispute is consistent with the position taken by the Company in its Tax return for the Pre-closing Tax Period. If Seller provides such notice, the Company and Buyer shall provide such reasonable assistance requested by the Seller in advancing the NOA Dispute and Seller shall pay the Company’s and Buyer’s reasonable costs of providing such assistance. If the Company receives any tax refund as a result of an NOA Dispute, Company shall, promptly after receipt, pay the amount of such tax refund (plus the amount of any interest received by Company from a tax authority in respect of such tax refund but less any Taxes payable by Company as a result of the receipt of such tax refund and/or such interest) to Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Authority. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents and to perform Seller’s obligations thereunder. The execution and delivery by Seller of each Transaction Document and the performance by Seller of the Transactions have been duly approved by the board of directors or comparable governing body of Seller and, if required, the equity holders of Seller and the ultimate parent entity of Seller. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles, (i) this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of this Agreement and (ii) upon the execution and delivery by Seller of each Transaction Document (other than this Agreement), such Transaction Document will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of such Transaction Document.

3.2 Share Ownership. Seller owns of record and beneficially all of the Shares and has good and marketable title to the Shares, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and Encumbrances listed on Schedule 5.2 that will be terminated before the Closing). Except as set forth on Schedule 5.2, Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Shares, or (b) any voting trust, proxy or other Contract relating to the voting of any of the Shares. Seller is not the subject of any bankruptcy, reorganization or similar proceeding.

3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which Seller or any of the Shares is subject; (b) violate any Organizational Document of Seller; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Seller is a party or by which Seller is bound or to which any of the Shares is subject or the performance of which is guaranteed by Seller; or (d) result in the imposition of any Encumbrance on any of the Shares. Other than those which have been obtained or those set forth in Schedule 3.3, Seller is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

3.4 Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened or anticipated against Seller relating to or affecting the Shares or the Transactions.

3.5 No Brokers’ Fees. Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Buyer or the Company could be liable.

3.6 Residency. Seller is not a non-resident of Canada for purposes of the Tax Act.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

SHAREHOLDER AND SHAREHOLDER

Each Seller Shareholder and Shareholder, solely with respect to such Seller Shareholder or Shareholder (and not jointly with any other Seller Shareholder or Shareholder), hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Authority. If such Seller Shareholder or Shareholder is not a natural person, (a) such Seller Shareholder or Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and (b) the execution and delivery by such Seller Shareholder or Shareholder of each Transaction Document to which such Seller Shareholder or Shareholder is a party and the performance by such Seller Shareholder or Shareholder of the Transactions have been duly approved by the board of directors or comparable governing body of such Seller Shareholder or Shareholder and, if required, the equity holders of such Seller Shareholder or Shareholder and the ultimate parent entity of such Seller Shareholder or Shareholder. Such Seller Shareholder or Shareholder has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller Shareholder or Shareholder is a party and to perform such Seller Shareholder’s or Shareholder’s obligations thereunder. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles, (i) this Agreement constitutes the valid and legally binding obligation of such Seller Shareholder or Shareholder, enforceable against such Seller Shareholder or Shareholder in accordance with the terms of this Agreement; and (ii) upon the execution and delivery by such Seller Shareholder or Shareholder of each Transaction Document to which such Seller Shareholder or Shareholder is a party (other than this Agreement), such Transaction Document will constitute the valid and legally binding obligation of such Seller Shareholder or Shareholder, enforceable against such Seller Shareholder or Shareholder in accordance with the terms of such Transaction Document.

4.2 Ownership. Each Seller Shareholder or Shareholder owns the direct or indirect interest of Seller attributed to it on Schedule 4.2 hereto.

4.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which such Seller Shareholder or Shareholder is subject; (b) if applicable, violate any Organizational Document of such Seller Shareholder or Shareholder; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which such Seller Shareholder or Shareholder is a party or by which such Seller Shareholder or Shareholder is bound or the performance of which is guaranteed by such Seller Shareholder or Shareholder. Other than those which have been obtained or those set forth in Schedule 4.3, such Seller Shareholder or Shareholder is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

4.4 Litigation. There is no Proceeding pending or, to the Knowledge of such Seller Shareholder or Shareholder, threatened or anticipated against such Seller Shareholder or Shareholder relating to or affecting the Transactions.

4.5 No Brokers’ Fees. Such Seller Shareholder or Shareholder has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Buyer or the Company could be liable.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

5.1 Organization, Qualification and Corporate Power. Schedule 5.1 sets forth the jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and the directors and officers of each of the Company and the Subsidiary. Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and the Subsidiary is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and the Subsidiary has full corporate power and authority to conduct the business in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Each of the Company and the Subsidiary has delivered to Buyer correct and complete copies of its Organizational Documents. Neither the Company nor the Subsidiary is in violation of any of its Organizational Documents. The minute books, the share certificate books and the stock ledger of each of the Company and the Subsidiary, in each case as delivered or made available to Buyer, are correct and complete. Neither the Company nor the Subsidiary has, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth on Schedule 5.1, or (ii) operated any business other than the Business.

5.2 Capitalization; Subsidiaries.

(a) The entire authorized capital stock of each of the Company and the Subsidiary is set forth on Schedule 5.2. The shares of each of the Company and the Subsidiary are owned of record and, to Seller’s Knowledge, beneficially by the Persons and in the amounts set forth on Schedule 5.2. All of the issued and outstanding Shares of the Company and the Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.2, there are no outstanding securities convertible or exchangeable into capital stock of either the Company or the Subsidiary or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require either the Company or the Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of either the Company or the Subsidiary. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or the Subsidiary. Neither the Company nor the Subsidiary has violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities. Except as set forth on Schedule 5.2, there are no voting trusts, proxies or other Contracts relating to the voting of the capital stock of the Company or the Subsidiary.

(b) Other than the Subsidiary, the Company has no Company Subsidiaries and does not directly or indirectly control or own, or have any rights to control, acquire or own, any capital stock or other equity or debt securities or interest of or in any Person.

5.3 Authority. The Company has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents by the Company have been approved by the board of directors of the Company. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles, (i) this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement and (ii) upon the execution and delivery by the Company of each Transaction Document (other than this Agreement), such Transaction Document will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of such Transaction Document.

5.4 No Conflicts. Except as set forth on Schedule 5.4, neither the execution and delivery of the Transaction Documents nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Company, the Subsidiary or any asset owned or used by either the Company or the Subsidiary is subject; (b) violate any Permit held by either the Company or the Subsidiary or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by either the Company or the Subsidiary; (c) violate any Organizational Document of the either the Company or the Subsidiary; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which either the Company or the Subsidiary is a party or by which either the Company or the Subsidiary is bound or to which any asset of either the Company or the Subsidiary is subject or under which either the Company or the Subsidiary has any rights or the performance of which is guaranteed by the Company or the Subsidiary; (e) cause either the Company or the Subsidiary to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by either the Company or the Subsidiary. Other than those which have been obtained or those set forth in Schedule 5.4, neither the Company nor the Subsidiary is required to notify, make any filing with, or obtain any Consent of any Person in order for the Company to perform the Transactions.

5.5 Financial Statements.

(a) Attached hereto as Schedule 5.5(a) are the following financial statements (collectively, the “Financial Statements”): (i) the consolidated audited balance sheets of the Company and the Subsidiary as of December 31 for each of the years 2009, 2010 and 2011, and consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the reports thereon of the Company’s independent certified public accountants; and (ii) an unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Company and the Subsidiary as of September 30, 2012, and consolidated statements of income, changes in stockholders’ equity, and cash flow for the nine-month period then ended. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company and the Subsidiary as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse to the Company) and lack notes (which, if presented, would not differ materially from the notes accompanying the consolidated audited balance sheet of the Company and the Subsidiary as of December 31, 2011 (including the notes thereto, the “Latest Balance Sheet”)).

(b) The Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which either the Company or the Subsidiary is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by either the Company or the Subsidiary with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in the Company’s industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Company and the Subsidiary on an accrual basis. All computer-generated reports and other computer output included in the Company’s books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c) The Company maintains a system of internal accounting controls adequate to insure that neither the Company nor the Subsidiary maintains off-the-books accounts and that the assets of the Company and the Subsidiary are used only in accordance with the directives of the Company’s management. Except as set forth on Schedule 5.5(c), there are no events of Fraud, whether or not material, that involve management or other employees of either the Company or the Subsidiary who have a significant role in the Company’s financial reporting and relate to the Business.

(d) The amounts set forth on Schedule 5.5(d) accurately reflect all amounts necessary to discharge all Indebtedness (including the Shareholder Loan) of the Company and the Subsidiary outstanding immediately prior to the Closing.

5.6 Absence of Certain Changes. Except as set forth on Schedule 5.6, since the Latest Balance Sheet Date:

(a) neither the Company nor the Subsidiary has sold, leased, transferred or assigned any asset, other than for fair consideration in the Ordinary Course of Business;

(b) neither the Company nor the Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(c) neither the Company nor the Subsidiary has experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property;

(d) neither the Company nor the Subsidiary has made any material change in the manner in which products or services of the Business are marketed (including, without limitation, any material change in prices), any material change in the manner in which the Business extends discounts or credits to customers or any material change in the manner or terms by which the Business deals with customers;

(e) neither the Company nor the Subsidiary has entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than which CDN $100,000 annually or outside the Ordinary Course of Business;

(f) neither the Company nor the Subsidiary has accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts and Permits) involving more than CDN $100,000 annually to which the Company or the Subsidiary is a party or by which it is bound, and neither the Company nor the Subsidiary has received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts and Permits) has accelerated, terminated, modified or cancelled the same;

(g) other than those disclosed on Schedule 5.6, neither the Company nor the Subsidiary has imposed any Encumbrances upon any of its assets, tangible or intangible;

(h) neither the Company nor the Subsidiary has (i) made any capital expenditure (or series of related capital expenditures) either involving more than CDN $100,000 or outside the Ordinary Course of Business, (ii) failed to make any scheduled capital expenditures or investments when due, or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than CDN $10,000;

(i) neither the Company nor the Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities, accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business, or altered any accounting method or practice;

(j) other than the Indebtedness disclosed on Schedule 5.6, neither the Company nor the Subsidiary has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than CDN $50,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

(k) neither the Company nor the Subsidiary has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than CDN $50,000;

(l) neither the Company nor the Subsidiary has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its capital stock or declared, set aside, made or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or amended any of its Organizational Documents;

(m) neither the Company nor the Subsidiary has (i) conducted the Business outside the Ordinary Course of Business, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or Employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the compensation of any of its directors, officers or Employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or Employees;

(n) neither the Company nor the Subsidiary has made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o) there has not been any Proceeding commenced nor, to Seller’s Knowledge, threatened or anticipated relating to or affecting the Company, the Subsidiary, the Business or any asset owned or used by the Company or the Subsidiary;

(p) there has not been any loss of any material customer, distribution channel, sales location or source of supply of Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending,

(q) neither the Company nor the Subsidiary has estimated or recorded any Contract Loss in any single instance of more than CDN $50,000 or any Contract Losses in the aggregate of more than CDN $100,000;

(r) there has not been any event or occurrence which has had, and to Seller’s Knowledge, no basis exists for any event or occurrence which would be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(s) neither the Company nor the Subsidiary has agreed or committed to any of the foregoing.

5.7 No Undisclosed Liabilities. Except as set forth on Schedule 5.7, neither the Company nor the Subsidiary has any Liability (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 5.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet, and (c) current Liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

5.8 Title to and Sufficiency of Assets.

(a) Each of the Company and the Subsidiary has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on any of its premises, purported to be owned by it, or shown on the Interim Balance Sheet or acquired by the Company or the Subsidiary after the Interim Balance Sheet Date (collectively, the “Assets”), free and clear of any Encumbrances except Permitted Encumbrances.

(b) The Assets comprise all of the tangible and intangible properties, assets and interests in properties required for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing.

5.9 Material Personal Property; Condition of Assets. Schedule 5.9 lists by location all material machinery and equipment, and all motor vehicles, fork-lift trucks and other rolling stock, owned or leased by the Company or the Subsidiary (collectively, “Material Personal Property”). Except as set out in Schedule 5.9, the buildings, plants, structures, Material Personal Property and other tangible assets that are owned or leased by the Company or the Subsidiary are to the Seller’s Knowledge structurally sound, free from material defects, and are in good operating condition and repair and are adequate to operate the Business in the Ordinary Course of Business consistent with past practice. To the Seller’s Knowledge, none of such buildings, plants, structures, Material Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Material Personal Property or other tangible asset. All of the Material Personal Property is located on the Leased Real Property (except for those in transit).

5.10 Accounts Receivable; Accounts Payable.

(a) Schedule 5.10 sets forth a list of all of the Company’s Accounts Receivable as of the date hereof (and which shall be updated prior to Closing to be as of the Closing Time). All Accounts Receivable represent or will represent valid obligations arising from products or services actually sold by the Company or the Subsidiary in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Latest Balance Sheet, the Interim Balance Sheet and the accounting records of the Company as of the Closing Date, respectively. The foregoing reserves are or will be adequate and calculated consistently with past practices. To the Seller’s Knowledge, there is no contest, claim, or right to set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(b) All Accounts Payable represent or will represent valid obligations arising from purchases or commitments made by the Company or the Subsidiary in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Payable are and will be as of the Closing Date current and payable in accordance with their terms net of the respective reserves shown on the Latest Balance Sheet, the Interim Balance Sheet and the accounting records of the Company as of the Closing Date, respectively. To the Seller’s Knowledge, there is no contest, claim, or right to set off, under any Contract with any obligee of an Accounts Payable relating to the amount or validity of such Accounts Payable.

5.11 Inventory. The Inventory of the Company and the Subsidiary consists of finished goods and is good and merchantable, of a quality and quantity useable and saleable for the needs of the Business in accordance with past practice, and to the Seller’s Knowledge fit for the purpose for which it was procured or manufactured. All Inventory not written off or otherwise reserved against has been valued at the lower of cost or market value. The quantities of each type of Inventory are not materially less than normal Inventory levels necessary to conduct the Business in the ordinary course consistent with past practices. All of the Inventory is located on the Leased Real Property, except for any Inventory in transit.

5.12 Real Property.

(a) Neither the Company nor the Subsidiary directly or indirectly own, or have any rights to acquire, any real property.

(b) Schedule 5.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by the Company or the Subsidiary (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Leased Real Property, Schedule 5.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the Company or the Subsidiary holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). Except as set forth on Schedule 5.12(b), the leasehold interest of the Company or the Subsidiary with respect to each item of Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. Neither the Company nor the Subsidiary is a sublessor of, nor has assigned any lease covering, any item of Leased Real Property. Leasing commissions or other brokerage fees due from or payable by the Company or the Subsidiary with respect to any Lease have been paid in full.

(c) The Leased Real Property constitutes all interests in real property currently occupied or used in connection with the Business. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Leased Real Property, (ii) as set forth in Schedule 5.12(c), or (iii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item. To the Seller’s Knowledge, all buildings, plants, structures and other improvements owned or used by the Company or the Subsidiary lie wholly within the boundaries of the Leased Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth in Schedule 5.12(c), to the Seller’s Knowledge, the Leased Real Property complies with all Laws, including zoning requirements, and neither the Company nor the Subsidiary has received any notifications from any Governmental Body or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property. The Company and the Subsidiary have delivered to Buyer a copy of each deed and other instrument (as recorded) by which the Company or the Subsidiary acquired any Leased Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Leased Real Property. Neither the Company nor the Subsidiary is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from the Company or the Subsidiary of any real estate interest not currently in possession of the Company or the Subsidiary.

5.13 Contracts.

(a) Schedule 5.13 lists the following Contracts to which either the Company or the Subsidiary is a party or by which either the Company or the Subsidiary is bound or to which any asset of either the Company or the Subsidiary is subject or under which either the Company or the Subsidiary has any rights or the performance of which is guaranteed by either the Company or the Subsidiary (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”):

(i) each Contract (or series of related Contracts) that involves delivery or receipt of products for resale;

(ii) each Contract (or series of related Contracts), other than Contracts described in Section 5.13(a)(i), that involves delivery or receipt of products or services of an amount or value in excess of CDN $100,000, that was not entered into in the Ordinary Course of Business or that involves expenditures or receipts in excess of CDN $250,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than CDN $50,000 and with terms of less than one year), including each Lease and License;

(iv) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former Employee, consultant or contractor regarding the appropriation or the non-disclosure of any Intellectual Property;

(v) each collective bargaining agreement and other Contract to or with any labor union or other Employee representative of a group of Employees;

(vi) each Contract relating to any franchise, management, royalty, joint venture, partnership, strategic alliance or sharing of profits, losses, costs or Liabilities with any other Person;

(vii) each Contract containing any covenant that purports to restrict the business activity of either the Company or the Subsidiary, to limit the freedom of either the Company or the Subsidiary to engage in any line of business or in any geographic area or to compete with any Person, an each Contract that contains any exclusivity, non-competition, non-solicitation or confidentiality provision;

(viii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney;

(x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by either the Company or the Subsidiary to be responsible for consequential, incidental or punitive damages;

(xi) each Contract (or series of related Contracts) for capital expenditures in excess of CDN $100,000;

(xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business;

(xiii) each Contract for Indebtedness (including the Shareholder Loan);

(xiv) each employment or consulting Contract;

(xv) each Contract with the Seller or any Related Party of Seller to which the Company or the Subsidiary is a party or otherwise has any rights, obligations or interests;

(xvi) each Contract not terminable without penalty on less than six months’ notice;

(xvii) each Contract relating to the acquisition or disposition of any business, or of the capital stock, or other equity interest in, or all or a material portion of the assets of, any Person;

(xviii) each Contract which grants to any Person a preferential or other right to purchase or license any of the Company’s or the Subsidiary’s assets or properties;

(xix) each Government Contract; and

(xx) any commitment to enter into any of the foregoing.

(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other

Material Contract. Each Material Contract, with respect to either the Company or the Subsidiary, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing. Each Material Contract, with respect to the other parties to such Material Contract, to Seller’s Knowledge, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Neither the Company nor the Subsidiary is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To Seller’s Knowledge, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Seller’s Knowledge, no party to any Material Contract has repudiated any provision of any Material Contract.

(c) Except as set forth on Schedule 5.13, neither the Company nor the Subsidiary is currently a party to, has been a party to in the past three years or presently contemplates being a party to, any Government Contracts.

5.14 Intellectual Property.

(a) The Company and the Subsidiary own or have the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Each item of Intellectual Property owned, licensed or used by the Company or the Subsidiary immediately prior to the Closing will be owned, licensed or available for use by the Company or the Subsidiary on identical terms and conditions immediately following the Closing. Each of the Company and the Subsidiary has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or licenses. Each item of Intellectual Property owned or licensed by the Company or the Subsidiary is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

(b) Neither the Company nor the Subsidiary (i) to the Seller’s Knowledge has violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person (ii) to the Seller’s Knowledge has violated, materially breached or not complied with in any material respect any licenses or other agreements (including the terms of any “shrink-wrap,” “click-wrap” or any volume or enterprise license or other agreement) pursuant to which the Company or the Subsidiary has received the rights to any Intellectual Property of any other Person, or (iii) has received any notice, offer to license or letter alleging or claiming any of the foregoing. To Seller’s Knowledge, no other Person has violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of the Company or the Subsidiary.

(c) Schedule 5.14(c) identifies each patent or registration (including copyright, trademark and servicemark) that has been issued to the Company or the Subsidiary and which are active and in force with respect to any of its Intellectual Property, identifies each current patent application or application for registration that either the Company or the Subsidiary has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that either the Company or the Subsidiary has granted to any other Person (whether active and in force or terminated, canceled or expired) with respect to any of its

Intellectual Property. The Company has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.14(c) also identifies each trade name or unregistered trademark or service mark owned by either the Company or the Subsidiary. With respect to each item of Intellectual Property required to be identified in Schedule 5.14(c) and except as expressly set forth on Schedule 5.14(c): (i) such item is not subject to any Order; (ii) no Proceeding is pending or, to Seller’s Knowledge, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of such item; and (iii) neither the Company nor the Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(d) Schedule 5.14(d) identifies each material item of Intellectual Property that any Person other than the Company or the Subsidiary owns and that either the Company or the Subsidiary uses pursuant to any license, agreement or permission of such Person (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 5.14(d): (i) to Seller’s Knowledge, such item is not subject to any Order; (ii) to Seller’s Knowledge, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) neither the Company nor the Subsidiary has granted any sublicense or similar right with respect to the License relating to such item.

(e) Each of the Company and the Subsidiary has taken all commercially reasonable actions to maintain and protect all of the material Intellectual Property so as not to adversely affect the validity or enforceability thereof except to the extent of submitting for formal registration at third party registries, other than in the case of the name “Trican Tire Distributors” which the Company has registered provincially as a trade name.

5.15 Tax.

(a) Each of the Company and the Subsidiary has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Body and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(b) Each of the Company and the Subsidiary has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Body. Provision has been made on the Interim Balance Sheet for amounts at least equal to the amount of all Taxes owing by the Company that were not yet due and payable by the date of the Interim Balance Sheet and that relate to periods ending on or prior to the date of the Interim Balance Sheet. Provision will be made on the Closing Balance Sheet for amounts at least equal to the amount of all Taxes owing by the Company and the Subsidiary that will not be due and payable by the Closing Date and that relate to periods ending on or prior to the Closing Date.

(c) Neither the Company nor the Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which either the Company or the Subsidiary is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which either the Company or the Subsidiary is or may be liable; (iii) either the Company or the Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Body may assess or collect Taxes for which either the Company or the Subsidiary is or may be liable.

(d) Other than those agreements and arrangements described in Schedule 5.15, neither the Company nor the Subsidiary has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(e) All income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital Tax liabilities of the Company and the Subsidiary have been assessed by the relevant Governmental Bodies and notices of assessment have been issued to the Company and the Subsidiary by the relevant Governmental Bodies for all taxation years or periods ending prior to and including the taxation year or period ended December 31, 2011.

(f) There are no proceedings, investigations, audits or claims now pending or threatened against either the Company or the Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Body relating to Taxes.

(g) Each of the Company and the Subsidiary has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Body such Taxes and other amounts required by Law to be remitted by it.

(h) Each of the Company and the Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Body any such amounts required by Law to be remitted by it.

(i) Except pursuant to this Agreement or as specifically disclosed in writing to Buyer, for purposes of the Tax Act or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of the Company other than the Seller or the Seller Shareholders.

(j) None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to either the Company or the Subsidiary at any time up to and including the Closing Date.

(k) Neither the Company nor the Subsidiary has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act.

(l) For all transactions between either the Company or the Subsidiary and any non-resident Person with whom either the Company or the Subsidiary was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, either the Company or the Subsidiary, as applicable, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(m) The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax, the Company’s registration number is for the purposes of the Excise Tax Act is 10540 3646 RT0001and with respect to the Quebec Sales Tax Act is 1215330351.

(n) The only reserves under the Tax Act or any equivalent provincial or territorial statute to be claimed by either the Company or the Subsidiary for the taxation year ended immediately prior to the acquisition of control by Buyer are disclosed in Schedule 5.15.

(o) Buyer has been provided with copies of all Tax Returns and all communications to or from any Governmental Body relating to the Taxes of the Company and the Subsidiary, to the extent relating to periods or events in respect of which any Governmental Body may by Law assess or otherwise impose any such Tax on the Company or the Subsidiary. Schedule 5.15(o) sets forth the following federal income tax information as of the most recent practicable date: (i) the basis of each of the Company and the Subsidiary in its assets; and (ii) the amount of any non-capital losses available for carryover, net capital losses, and unused investment or other credit of each of the Company and the Subsidiary.

(p) Neither the Company nor the Subsidiary does, or has in the past five years, conducted any business or had any offices, operations (including with respect to the Business), Employees or other agents or representatives in the United States.

5.16 Legal Compliance.

(a) Each of the Company and the Subsidiary is, and for the past two-year period has been, in compliance in all material respects with all applicable Laws and (to the extent it has obtained any) Permits. No Proceeding is pending, nor has been filed or commenced within the previous two years, against either the Company or the Subsidiary alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by either the Company or the Subsidiary of any Law or Permit that has resulted in or is reasonably expected to result in any Loss to either the Company or the Subsidiary. Neither the Company nor the Subsidiary received any notice or other communication from any Person regarding any actual, alleged or potential violation by either the Company or the Subsidiary of any Law or Permit or any cancellation, termination or failure to renew any Permit held by either the Company or the Subsidiary. There are no outstanding decisions, Orders or settlements or pending settlements that place any obligation upon either the Company or the Subsidiary to do or refrain from doing any act.

(b) Each of the Company and the Subsidiary is and has been in compliance in all material respects with all applicable U.S., Canadian and other foreign export and import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to Seller’s Knowledge, expected or threatened between either the Company or the Subsidiary and any Governmental Body under any such Laws. Each of the Company and the Subsidiary has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes. No product or service provided by either the Company or the Subsidiary, without explicit approval from the applicable Governmental Body having jurisdiction over either the Company or the Subsidiary and the Business, during the last two years has been, directly or indirectly, sold to or performed on behalf of any country against which such Governmental Body maintains economic sanctions or other embargo.

(c) Schedule 5.16 contains a list of certain Permits held by either the Company or the Subsidiary or that otherwise relates to the Business or any asset owned or leased by either the Company or the Subsidiary and states whether each such Permit is transferable. Each such Permit held by either the Company or the Subsidiary is valid and in full force and effect. Each of the Company and the Subsidiary has prepared and timely applied for all import and export Permits required in accordance with U.S., Canadian and other foreign export and import Laws for the conduct of the Business. Each of the Company and the Subsidiary has made available to Buyer true and complete copies of issued and pending import and export Permits, and all documentation required by, and necessary to evidence compliance with, all U.S., Canadian and other foreign export and import Laws.

5.17 Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened or anticipated relating to or affecting (a) the Company, the Subsidiary or the Business or any asset owned or used by either of them, except as set forth in Schedule 5.17, or (b) the Transactions. To Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no outstanding Order to which either the Company or the Subsidiary or any asset owned or used by either is subject. Schedule 5.17 lists all Proceedings pending at any time within the past five years in which either the Company or the Subsidiary has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time within the past five years in which either the Company or the Subsidiary has been a plaintiff. Schedule 5.17 lists all Orders in effect at any time within the past five years to which either the Company or the Subsidiary has been subject or any asset owned or used by either the Company or the Subsidiary is subject.

5.18 Product and Service Warranties. Each product manufactured, sold, leased or delivered and each service provided by either the Company or the Subsidiary has been in conformity with all applicable contractual commitments and all express and, to the Seller’s Knowledge, implied warranties. Neither the Company nor the Subsidiary has had any Liability (and to the Seller’s Knowledge there is no basis for any present or future Proceeding against either the Company or the Subsidiary that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of either the Company or the Subsidiary. Except as set forth in Schedule 5.18, no product manufactured, sold or delivered or any service provided by either the Company or the Subsidiary is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Attached hereto as Schedule 5.18 are copies of the standard terms and conditions of sale or lease for the Company and the Subsidiary that relate to the Business (containing applicable guaranty, warranty and indemnity provisions). No product manufactured, sold or delivered by either the Company or the Subsidiary is subject to any guaranty, warranty or other indemnity by the Company, the Subsidiary or Seller beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 5.18. Neither the Company nor the Subsidiary has engaged in any unfair or deceptive acts or practices related to the marketing, sale, delivery or provision of its products or services.

5.19 Environmental. Except as set forth on Schedule 5.19, to the Seller’s Knowledge, the Company, the Subsidiary and each of their predecessors have complied and is in compliance with all Environmental Laws. Each of the Company and the Subsidiary has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of the Business. Neither the Company nor the Subsidiary has received a written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. To the Seller’s Knowledge, none of the following exists at any property or facility currently owned or operated by either the Company or the Subsidiary and none of the following existed at any property or facility previously owned or operated by the Company, the Subsidiary or any of their predecessors at or before the time the Company, the Subsidiary or any of their predecessors ceased to own or operate such property or facility: (a) underground storage tanks (other than an underground storage tank, which was removed in 1989 or 1990, which was formerly at the property currently leased by the Company located at 1450 Wall Street, Winnipeg), (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments or disposal areas. None of the Company, the Subsidiary or any of their predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any Environmental Laws. Neither the Company nor the Subsidiary has, either expressly or, to the Seller’s Knowledge by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. To the Seller’s Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of either the Company or the Subsidiary will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any

Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.20 Employees.

(a) Schedule 5.20(a) sets forth the name, job title, current rate of direct compensation (including wages, salaries, commissions, and actual or anticipated bonuses), date of commencement of employment, any change in compensation since the Interim Balance Sheet Date and sick leave and vacation leave or other lieu time that is accrued and unused with respect to each Employee, and the annual value of other benefits to any Employee not made available to other Employees of either the Company or the Subsidiary. Schedule 5.20(a) also lists all Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee. Neither the Company nor the Subsidiary employs any Employees in the United States or any country other than Canada.

(b) Current and complete copies of all written employment contracts between either the Company or the Subsidiary and the Employees have been delivered or made available to Buyer. Neither the Company nor the Subsidiary is a party to any written employment contract with any Employee that is not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any written employment contracts with any Employees providing for cash, other compensation, benefits or contingent rights upon Closing.

(c) All current assessments under workers’ compensation legislation in relation to the Company, the Subsidiary and all of their Employees, contractors and subcontractors have been paid or accrued. Neither the Company nor the Subsidiary has been or is subject to any additional or penalty assessment under workers’ compensation legislation that has not been paid or has been given notice of any audit. There are no pending nor, to Seller’s Knowledge, potential assessments, experience rating changes or Liability that could adversely affect the Company’s or the Subsidiary’s premium payments or accident cost experience or result in any additional payments in connection with the Company or the Subsidiary.

(d) Seller has made available to Buyer for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation that relate to the Company and the Subsidiary. There are no outstanding inspection Orders or written equivalent made under any occupational health and safety legislation that relate to the Company or the Subsidiary. There have been no fatal or critical accidents with respect to the Business in the last three years.

(e) Neither the Company nor the Subsidiary is or has been a party to or bound by any collective bargaining agreement and no union has bargaining rights with respect to any of the Employees or other persons providing on-site services in connection with the Business. Neither the Company nor the Subsidiary has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any Employees by either the Company or the

Subsidiary, and no such action is contemplated by the Company or the Subsidiary. Neither the Company nor the Subsidiary has committed any unfair labor practice. To Seller’s Knowledge, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Employees.

(f) To Seller’s Knowledge, no Employee, officer or director of either the Company or the Subsidiary is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an Employee, officer or director other than for the benefit of the Company or the Subsidiary, (ii) could adversely affect the ability of the Company or the Subsidiary to conduct the Business, (iii) restricts, limits or purports to restrict or limit in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or the Subsidiary, or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company or the Subsidiary. To Seller’s Knowledge, no officer or Employee of either the Company or the Subsidiary has any plans to terminate his or her employment with either the Company or the Subsidiary before, upon, or after the Closing.

5.21 Employee Benefits.

(a) Schedule 5.21 lists each of the Employee Benefit Plans.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) is, and has been, established, registered, amended, funded, administered, and invested in accordance with the terms of such Employee Benefit Plan and applicable Laws and each Employee Benefit Plan complies in form and in operation in all respects with terms of such Employee Benefit Plan and applicable Laws. Each such Employee Benefit Plan that is an Employee Pension Benefit Plan has been properly registered with the applicable Governmental Body and, to Seller’s Knowledge, there are no facts or circumstances that exist which could alter an Employee Pension Benefit Plan’s Tax treatment under the Tax Act.

(ii) Neither the Company nor the Subsidiary maintains or contributes, has maintained or contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Pension Benefit Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan.

(iii) Neither the Company nor the Subsidiary has a plan, intention or understanding or has made a promise or commitment to (A) modify or terminate any such Employee Benefit Plan or (B) create any additional benefit plans which would be considered to be Employee Benefit Plans once created.

(iv) The execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any such Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in (A) any payment, acceleration, vesting, or increase in benefits to any Employee, former employee or director of the Company or the Subsidiary, or (B) the acceleration or securing of any funding obligations under any Employee Benefit Plan.

(v) Neither the Company nor the Subsidiary has any Liability in respect of (i) a defined benefit pension plan, or (ii) any other Employee Benefit Plan that provides benefits on a ‘defined benefits’ basis.

(vi) None of the Employee Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Employee Benefit Plan or any insurance contract relating thereto.

(vii) All data necessary to administer each Employee Benefit Plan is in the possession of the Company, the Subsidiary or their agents and is in a form which is sufficient for the proper administration of the Employee Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(viii) There is no entity other than the Company and the Subsidiary participating in any Employee Benefit Plan.

(ix) Current and complete copies of all written Employee Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Employee Benefit Plans which have been provided to persons entitled to benefits under the Employee Benefit Plans have been delivered or made available to the Purchaser together with copies of all material documents relating to the Employee Benefit Plans.

(b) With respect to each Employee Benefit Plan that either the Company or the Subsidiary maintains or has maintained or to which it contributes, has contributed, or has been required to contribute or had any Liability none of the Company, the Subsidiary nor any other fiduciary of an Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with any Employee Benefit Plan. No Proceeding with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened or anticipated. To Seller’s Knowledge, there is no basis for any such Proceeding. There are no pending, or to Seller’s Knowledge, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits and, to Seller’s Knowledge, there is no basis for any such claim.

(c) Neither the Company nor the Subsidiary contributes, has been required to contribute, or as a result of the Transactions will be required to contribute to any Multi-Employer Plan or has any Liability under any Multi-Employer Plan. Neither the Company nor the Subsidiary maintains or contributes, has maintained or contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Benefit Plan that provides benefits beyond retirement or other termination of service to Employees or former employees of the Company or the Subsidiary or to the beneficiaries or dependents of such employees.

5.22 Customers and Suppliers. With respect to each of the three fiscal years most recently completed prior to the date hereof, Schedule 5.22 lists (a) the ten largest (by dollar volume) customers of the Company and the Subsidiary during each such period (showing the dollar volume for each) (the “Material Customers”), and (b) the ten largest (by dollar volume) suppliers of the Company and the Subsidiary during each such period (showing the dollar volume for each) (the “Material Suppliers”). Except as set forth in Schedule 5.22, since the Latest Balance Sheet Date, no Material Customer or Material Supplier has notified either the Company or the Subsidiary of a likely decrease in the volume of purchases from or sales to the Company or the Subsidiary, or a decrease in the price that any such customer is willing to pay for products or services of the Company or the Subsidiary, or an increase in the price that any such supplier will charge for products or services sold to the Company or the Subsidiary, or of the bankruptcy or liquidation of any such customer or supplier, as applicable. The Company and the Subsidiary have reasonable commercial working relationships with each of the Material Customers and Material Suppliers based on the nature and scope of the Business conducted as of the date hereof, and, except as set forth in Schedule 5.22, since the Latest Balance Sheet Date: (a) none of the Material Customers or the Material Suppliers has canceled, terminated or changed in any material respect its relationship with the Business or the terms thereof, or threatened or provided notice of its intent to do so; and (b) none of the Material Customers or the Material Suppliers has decreased or limited materially or threatened to decrease or limit materially its purchases from, or sales to, the Business.

5.23 Related Party Transactions. Except as set forth in Schedule 5.23, for the past two years, neither any shareholder, officer, director or employee of either the Company or the Subsidiary nor any Related Party of any of the foregoing has (a) owned any interest in any asset used in the Business, (b) been involved in any business or transaction with either the Company or the Subsidiary, or (c) engaged in competition with either the Company or the Subsidiary. Except as set forth in Schedule 5.23, neither any shareholder, officer, director or employee of either the Company or the Subsidiary nor any Related Party of any of the foregoing (i) is a party to any Contract with, or to the Seller’s Knowledge, has any claim or right against, either the Company or the Subsidiary, or (ii) has any Indebtedness owing to either the Company or the Subsidiary. Except as set forth in Schedule 5.23, neither the Company nor the Subsidiary (A) has a claim or right against any shareholder, officer, director or employee of either the Company or the Subsidiary or any Related Party of any of the foregoing, and (B) has Indebtedness owing to any shareholder, officer, director or employee of either the Company or the Subsidiary or any Related Party of any of the foregoing (such matters set forth on Schedule 5.23 or otherwise described in this Section 5.23 are collectively referred to herein as the “Related Party Transactions”).

5.24 Indebtedness and Guaranties. Except as specifically described in Schedule 5.24, neither the Company nor the Subsidiary has any Indebtedness (including the Shareholder Loan) outstanding. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness (including the Shareholder Loan) of either the Company or the Subsidiary have been furnished to Buyer. Except as specifically described in Schedule 5.24, neither the Company nor the Subsidiary is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

5.25 No Retail-Sales or Fueling. Neither the Company nor the Subsidiary has engaged in or operated any retail sales business, including without limitation the retail sale of tires, tire parts, tire accessories and related equipment and the performance of related services for end consumers. Neither the Company nor the Subsidiary has stored any oil, petroleum or other Hazardous Substance on any Leased Real Property except in compliance with applicable Law. Neither the Company nor the Subsidiary has engaged in fueling, refueling or vehicle maintenance operations involving the use of Hazardous Substances on any Leased Real Property.

5.26 Insurance. Schedule 5.26 sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which either the Company or the Subsidiary is a party, a named insured, covered or otherwise the beneficiary of coverage: (i) the name of the insurer, (ii) the policy number, (iii) the name of the policyholder, (iv) the period of coverage, and (v) the amount of coverage. The Company has delivered to Buyer true and complete copies of each Insurance Policy and each pending application of either the Company or the Subsidiary for any insurance policy. All premiums relating to the Insurance Policies have been timely paid. Schedule 5.26 describes any self-insurance arrangements affecting either the Company or the Subsidiary. Each of the Company and the Subsidiary has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Each of the Company and the Subsidiary is in compliance with all obligations relating to insurance created by Law or any Contract to which either the Company or the Subsidiary is a party. The Company has delivered or made available to Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

5.27 No Acceleration of Rights and Benefits. Except for (i) customary professional fees incurred by either the Company or the Subsidiary in connection with the Transactions, and (ii) any severance, change in control, stay-pay, bonus or other similar payments to any Employee or former employees, officers, directors or managers of either the Company or the Subsidiary or any of their Affiliates arising as a result of the Transactions, together, without duplication, with any Taxes payable as a result of such payments (collectively, the “Transaction Payments”), all as set forth on Schedule 5.27, neither the Company nor the Subsidiary has made, nor is the Company obligated to make, any payment to any Person in connection with the Transactions or any change of control of the Company or the Subsidiary. Except as set forth in Schedule 5.27, no rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control of the Company or the Subsidiary or the consummation of the Transactions. Except as set forth on Schedule 5.27, neither the Company nor the Subsidiary is party to any contract which, by its terms, will require Buyer, the Company or the Subsidiary to support its obligations under such contract with a letter of credit or other collateral.

5.28 Capital Expenditures. Attached to Schedule 5.28 are (a) a list of the Company’s capital expenditures of the Company and the Subsidiary in excess of CDN $50,000 for the Company’s three prior fiscal years and the current fiscal year through the Interim Balance Sheet Date, and (b) the budget for capital expenditures of the Company and the Subsidiary for its current fiscal year and the following fiscal year. Except as set forth on Schedule 5.28, there are no capital expenditures that either the Company or the Subsidiary currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the Business following the Closing in the manner currently conducted by the Company and the Subsidiary. Neither the Company nor the Subsidiary has foregone or otherwise materially altered any planned capital expenditure in contemplation of this Agreement, the consummation of the Transactions or any other sale or disposition of the Business.

5.29 Franchise Matters. Neither the Company nor the Subsidiary (a) has offered, sold or granted franchises of any type, or engaged in any action, conduct, operation or practice which constitutes, or reasonably could be construed as constituting, a franchise business or system, including, without limitation, pursuant to which either the Company or the Subsidiary offers, sells or grants rights to third parties to establish, develop and/or operate businesses that, among other things, distribute, sell and/or service tires, tire parts, tire accessories and related equipment and perform related services under the mark owned, licensed or approved by either the Company or the Subsidiary, using certain distinctive types of equipment, supplies, confidential information, business techniques, methods, procedures, or sales promotion programs, (b) has filed any application seeking registration, exemption, and/or approval to do any of the foregoing, or (c) is currently or has ever been a party to any Contract which relates to a “franchise” or “business opportunity” as defined under any federal, provincial, state, territorial, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Body that governs, regulates or otherwise affects the offer or sale of franchises.

5.30 Ethical Practices. None of the Company, the Subsidiary Seller, any of Seller’s Affiliates, or any of their respective directors, officers and employees has, and to Seller’s Knowledge, no joint venture partner of the Company, the Subsidiary or any other party acting on behalf of the Company or the Subsidiary has, offered money or given anything of value to: (a) any official of a Governmental Body, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Body; or (c) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a Governmental Body or candidate for political office for the purpose of the following: (i) illegally influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such government or instrumentality to assist the Company or the Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Company or the Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person.

5.31 No Brokers’ Fees. Neither the Company nor the Subsidiary has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

5.32 Competition Act. The Company, together with its affiliates (as defined in the Competition Act (Canada) and the regulations enacted thereunder), does not have assets in Canada in excess of CDN $300,000,000 or gross revenue from sales in, from or into Canada in excess of CDN $300,000,000, determined in accordance with the Competition Act (Canada) and the regulations enacted thereunder.

5.33 Investment Canada. The aggregate value of the assets of the Company determined in accordance with the Investment Canada Act (Canada) and regulations enacted thereunder does not exceed CDN $330,000,000.

5.34 Disclosure. No representation or warranty contained in this Article V and no statement in any Schedule related hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants, as of the date hereof and as of the Closing Date, to the Company as follows:

6.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution and delivery by Buyer of each Transaction Document and the performance by Buyer of the Transactions have been duly approved by all requisite corporate action of Buyer. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles (i) this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of this Agreement; and (ii) upon the execution and delivery by Buyer of each Transaction Document, such Transaction Document will constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Transaction Document.

6.2 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time, violate any Law to which Buyer is subject or violate any Organizational Document of Buyer. Buyer is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

6.3 Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened or anticipated against Buyer relating to or affecting the Transactions.

6.4 No Brokers’ Fees. Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Seller could be liable.

6.5 Investment Intent. Buyer is acquiring the Shares purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act or any state, provincial, territorial or foreign securities laws (including the securities laws of the provinces and territories of Canada).

6.6 Investment Canada. Buyer is a WTO investor within the meaning of the Investment Canada Act (Canada).

6.7 Competition Act. Buyer, together with its affiliates (as defined in the Competition Act (Canada) and the regulations enacted thereunder), does not have assets in Canada in excess of CDN $100,000,000 or gross revenue from sales in, from or into Canada in excess of CDN $100,000,000, determined in accordance with the Competition Act (Canada) and the regulations enacted thereunder.

ARTICLE VII.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

7.1 Best Efforts. Each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII).

7.2 Approvals and Consents. Without limiting the generality of Section 7.1, as promptly as practicable after the date hereof, each Party hereby agrees to make all filings that may be required by applicable Law to be made by such Party in order to consummate the Transactions. Seller and the Company, on the one hand, and Buyer, on the other hand, hereby agree to cooperate with each other and their respective Representatives with respect to any filings that such other Parties are required to make in connection with the Transactions. To the extent that any Consent set forth on Schedule 5.4 and identified as a “Required Consent” is not obtained on or before Closing, Seller shall solicit such consents, subject to Buyer’s prior approval of the form and substance of each such consent. Seller shall use its commercially reasonable efforts (at Seller’s expense), and Buyer and the Company shall cooperate in all reasonable respects with Seller, to obtain all such consents; provided, however, that such cooperation shall not include any requirement for Seller, the Company or Buyer to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

7.3 Intentionally Deleted.

7.4 Intentionally Deleted.

7.5 Intentionally Deleted.

7.6 Intentionally Deleted.

7.7 Confidentiality, Press Releases and Public Announcements. Each Party shall, and shall cause such Party’s Representatives to, maintain in confidence all information received from another Party or a Representative thereof in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless and to the extent that (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party shall use its best efforts to advise the disclosing Party prior to making such disclosure), or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party shall use its best efforts to advise the disclosing Party prior to making such disclosure). No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party shall use commercially reasonable efforts to advise the Buyer and the Seller prior to making such disclosure). Seller and Buyer shall consult with each other concerning the means by which any employee, customer or supplier of the Company or any other Person having any business relationship with the Company will be informed of the Transactions, and Buyer shall have the right to be present for any such communication.

ARTICLE VIII.

CLOSING CONDITIONS

8.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Transactions at the Closing is subject to the satisfaction, or written waiver by Buyer, of each of the following conditions:

(a) (i) all of the representations and warranties of Seller and the Company in this Agreement must be true and correct in all material respects as of the date hereof and must be true and correct in all material respects as if made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except in each case to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties must be true and correct in all respects), (ii) each of Seller and the Company must have performed and complied with all of their respective covenants and agreements in this Agreement to be performed by them prior to or at the Closing, and (iii) Seller must deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming the satisfaction of the conditions in clauses (i) and (ii) above;

(b) each of the following documents must have been delivered to Buyer and dated as of the Closing Date (unless otherwise indicated):

(i) certificates representing all of the outstanding Shares, accompanied by duly executed and undated stock powers, in form and substance satisfactory to Buyer, for transferring the Shares to Buyer, free and clear of any Encumbrances;

(ii) the loan or promissory note evidencing the Shareholder Loan, accompanied by a duly executed assignment of the Shareholder Loan to Buyer, in form and substance satisfactory to Buyer, for assigning the Shareholder Loan to Buyer, free and clear of any Encumbrances;

(iii) the minute books, the share certificate books and the stock ledger of each of the Company and the Subsidiary, and the share certificates representing all of the shares of the Subsidiary registered in the name of the Company;

(iv) the Trust Letter, executed by Seller and RMRF;

(v) the Non-Competition Agreements, executed by Seller and each of the following: Chris Fletcher, Clint Davis, Gary Holstien, Alex Jeffrey, Rod Lough, Dave Gotto, Blake Fletcher, 1279156 Alberta Inc., Fab 5 Investments Ltd., 1274942 Alberta Ltd., Mary-Ann Davis, 60485 Manitoba Ltd., Larry Rice, Boes Management Ltd., Mike Boes, Allyson Boes, Darryl Vinet, Patricia Dobush, Alex Michaud, Robert Michaud, Gail Michaud, Mark Michaud, Lee Michaud, Rene Michaud, Allen Schreiber & Jean Schreiber, Robert Iwanicka, Glen Vinet, Thomas Harmon, Karen Harmon, Ron Tewitz & Dolores Tewitz, Greg Alexander & Tammy Alexander, Mark McDonald, Walter Bychkowski, Avery Schuldhaus, Thomas Bradley Kendall & Barbara Kendall, Joan Endres and Douglas Endres;

(vi) the Employment Agreements shall be in full force and effect, subject only to the occurrence of the Closing, and shall not have been revoked or sought to be revoked by any party thereto;

(vii) an opinion from Seller’s counsel, Reynolds Mirth Richards & Farmer LLP, attached hereto as Exhibit G, addressed to Buyer, its counsel, Buyer’s lenders and its counsel, for which such counsel may rely on certificates of the Seller as to factual matters;

(viii) signed resignations of each director and officer of the Company and the Subsidiary, in form and substance reasonably satisfactory to Buyer;

(ix) intentionally deleted;

(x) a certificate of an officer of each of Seller, the Company and the Subsidiary, in form and substance reasonably satisfactory to Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the Organizational Documents of each of Seller, the Company and the Subsidiary, (2) to the extent applicable, resolutions duly adopted by the board of directors and shareholders of each of Seller and the Company and the authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents, and (3) a certificate of status or good standing as of a recent date of each of Seller, the Company and the Subsidiary from the Government of Canada or the Government of Alberta, as applicable, and from each jurisdiction in which it is qualified to conduct business; (B) the resolutions referenced in subsection (A)(2) are in full force and effect as of the Closing Date; and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the existence or good standing of either Seller, the Company or the Subsidiary in any such jurisdiction;

(xi) intentionally deleted; and

(xii) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of Seller’s and the Company’s representations and warranties hereunder, (B) evidencing Seller’s and the Company’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by Seller and the Company hereunder, (C) evidencing the satisfaction of any condition referred to in this Section 8.1, or (D) otherwise facilitating the performance of the Transactions.

(c) intentionally deleted;

(d) there must not be any Proceeding pending or threatened against Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions, or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(e) the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law;

(f) no damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that would materially impair the operation of the Company’s business as currently conducted; and

(g) Seller shall have taken all actions required of Seller under Section 2.7.

8.2 Conditions to Seller’s Obligations. Seller’s obligations to consummate the Transactions at the Closing are subject to satisfaction, or written waiver by Seller, of each of the following conditions:

(a) (i) all of the representations and warranties of Buyer in this Agreement must be true and correct in all material respects as of the date hereof and must be true and correct in all material respects as if made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except in each case to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties must be true and correct in all respects), (ii) Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing, and (iii) Buyer must deliver to Seller at the Closing a certificate, duly executed by an authorized officer of Buyer, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in clauses (i) and (ii) above;

(b) each of the following documents must have been delivered to Seller:

(i) the Trust Letter, executed by Buyer and RMRF;

(ii) the Noncompetition Agreement(s) executed by Buyer; and

(iii) such other documents as Seller may reasonably request for the purpose of (A) evidencing the accuracy of Buyer’s representations and warranties hereunder, (B) evidencing Buyer’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by Buyer hereunder, (C) evidencing the satisfaction of any condition referred to in this Section 8.2, or (D) otherwise facilitating the performance of the Transactions.

(c) Buyer shall have taken all actions required of Buyer under Section 2.7.

ARTICLE IX.

TERMINATION

9.1 Termination Events. This Agreement may, by written notice given to the non- terminating Parties prior to the Closing, be terminated:

(a) by (i) Buyer, if Buyer is not in material breach of its obligations under this Agreement and there is a breach in any material respect by Seller or the Company of any of their respective representations, warranties, covenants or other agreements contained in this Agreement and such breach has not been cured within 30 days after Buyer gives written notice thereof to the breaching Party, or if such breach cannot be cured, and would cause the failure of a condition set forth in Section 8.1(a) or Section 8.1(b); or (ii) Seller, if Seller is not in material breach of its obligations under this Agreement and there is a breach in any material respect by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach has not been cured within 30 days after Seller gives written notice thereof to Buyer, or if such breach cannot be cured, and would cause the failure of a condition set forth in Section 8.2(a);

(b) by either Buyer or Seller if (i) any order, decree, ruling or other non-appealable final action has been issued by a Governmental Body permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions, or (b) the Closing shall not have occurred on or before December 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement; or

(c) by mutual consent of Buyer and Seller.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that the obligations in Section 7.7 (Confidentiality) and Article XIII (Miscellaneous) shall survive the termination of this Agreement. Nothing in this Article IX shall release any Party from any Liability for any willful breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE X.

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

10.1 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, then upon the request of such Party each of such other Parties shall reasonably cooperate with the requesting Party and its counsel (at the expense of the requesting Party) in the evaluation, pursuit, contest or defense of such Proceeding, make reasonably available its personnel, books and records to the requesting Party during normal business hours upon reasonable advance notice, as may be necessary in connection therewith. The requesting Party shall reimburse each of such other Parties for their out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 11.1).

10.2 Transition. Each of Seller, the Seller Shareholders and the Shareholders shall not, and shall cause its Affiliates and Representatives not to, take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of the Company from maintaining the same relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of Seller and the Seller Shareholders shall refer all inquiries relating to the Business to the Company or Buyer from and after the Closing.

10.3 Confidentiality. Each of Seller, the Seller Shareholders and the Shareholders shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer, except in connection with this Agreement or with the prior written consent of Buyer. The covenants in this Section 10.3 shall not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by Seller or any of the Seller Shareholders or any of their respective Affiliates or Representatives or, to their Knowledge, breach by any other Person of a duty of confidentiality to Buyer, or (b) the applicable Party is required to disclose by applicable Law; provided, however, that such Party shall notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Buyer to limit the scope of such disclosure. At any time that Buyer may request, each of Seller and the Seller Shareholders shall, and shall cause their respective Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control.

ARTICLE XI.

INDEMNIFICATION

11.1 Indemnification by Seller. After the Closing and subject to the terms and conditions of this Article XI, Seller shall indemnify and hold harmless Buyer, the Company, their Affiliates (other than Seller, the Seller Shareholders and the Shareholders) and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns, agents and Representatives (collectively, the “Buyer Indemnified Parties”) from, and pay and reimburse the Buyer Indemnified Parties for, all Losses, directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(a) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or any Transaction Document;

(b) any breach or inaccuracy of the certificate delivered by Seller pursuant to Section 8.1; or

(c) any breach of any covenant or agreement of Seller in this Agreement or any Transaction Document.

For purposes of determining whether Seller has breached any representation or warranty made by Seller in this Agreement, the terms “material,” “materially,” “in all material respects,” dollar thresholds and similar qualifications shall be disregarded and given no effect.

11.2 Indemnification by Employco. After the Closing and subject to the terms and conditions of this Article XI, Employco shall indemnify and hold harmless the Buyer Indemnified Parties from, and pay and reimburse the Buyer Indemnified Parties for:

(a) fifty per cent (50%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any Fundamental Representation made by the Seller in this Agreement or any Fraud of the Seller;

(b) fifty per cent (50%) of any amount for which Seller has agreed to indemnify Buyer under Article XII; and

(c) one hundred per cent (100%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by Employco in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of Employco in this Agreement or any Transaction Document.

11.3 Indemnification by Employco Shareholders. After the Closing and subject to the terms and conditions of this Article XI, each Employco Shareholder shall indemnify and hold harmless the Buyer Indemnified Parties from, and pay and reimburse the Buyer Indemnified Parties for:

(a) the Employco Shareholder Seller Percentage of such Employco Shareholder of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any Fundamental Representation made by the Seller in this Agreement or any Fraud of the Seller;

(b) the Employco Shareholder Seller Percentage of such Employco Shareholder of any amount for which Seller has agreed to indemnify Buyer under Article XII;

(c) the Employco Shareholder Employco Percentage of such Employco Shareholder of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by Employco in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of Employco in this Agreement or any Transaction Document; and

(d) one hundred per cent (100%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by such Employco Shareholder in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of such Employco Shareholder in this Agreement or any Transaction Document.

11.4 Indemnification by Investco. After the Closing and subject to the terms and conditions of this Article XI, Investco shall indemnify and hold harmless the Buyer Indemnified Parties from, and pay and reimburse the Buyer Indemnified Parties for:

(a) twenty-five per cent (25%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any Fundamental Representation made by the Seller in this Agreement or any Fraud of the Seller;

(b) twenty-five per cent (25%) of any amount for which Seller has agreed to indemnify Buyer under Article XII; and

(c) one hundred per cent (100%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by Investco in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of Investco in this Agreement or any Transaction Document.

11.5 Indemnification by Investco Shareholders. After the Closing and subject to the terms and conditions of this Article XI, each Investco Shareholder shall indemnify and hold harmless the Buyer Indemnified Parties from, and pay and reimburse the Buyer Indemnified Parties for:

(a) the Investco Shareholder Seller Percentage of such Investco Shareholder of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any Fundamental Representation made by the Seller in this Agreement or any Fraud of the Seller;

(b) the Investco Shareholder Seller Percentage of such Investco Shareholder of any amount for which Seller has agreed to indemnify Buyer under Article XII;

(c) the Investco Shareholder Investco Percentage of such Investco Shareholder of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by Investco in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of Investco in this Agreement or any Transaction Document; and

(d) one hundred per cent (100%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by such Investco Shareholder in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of such Investco Shareholder in this Agreement or any Transaction Document.

11.6 Indemnification by Fabco. After the Closing and subject to the terms and conditions of this Article XI, Fabco shall indemnify and hold harmless the Buyer Indemnified Parties from, and pay and reimburse the Buyer Indemnified Parties for:

(a) twenty-five per cent (25%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any Fundamental Representation made by the Seller in this Agreement or any Fraud of the Seller;

(b) twenty-five per cent (25%) of any amount for which Seller has agreed to indemnify Buyer under Article XII; and

(c) one hundred per cent (100%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by Fabco in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of Fabco in this Agreement or any Transaction Document.

11.7 Indemnification by Fabco Shareholders. After the Closing and subject to the terms and conditions of this Article XI, each Fabco Shareholder shall indemnify and hold harmless the Buyer Indemnified Parties from, and pay and reimburse the Buyer Indemnified Parties for:

(a) the Fabco Shareholder Seller Percentage of such Fabco Shareholder of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any Fundamental Representation made by the Seller in this Agreement or any Fraud of the Seller;

(b) the Fabco Shareholder Seller Percentage of such Fabco Shareholder of any amount for which Seller has agreed to indemnify Buyer under Article XII;

(c) the Fabco Shareholder Fabco Percentage of such Fabco Shareholder of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by Fabco in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of Fabco in this Agreement or any Transaction Document; and

(d) one hundred per cent (100%) of each Loss directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any breach or inaccuracy of any representation or warranty made by such Fabco Shareholder in this Agreement or any Transaction Document; or

(ii) any breach of any covenant or agreement of such Fabco Shareholder in this Agreement or any Transaction Document.

11.8 Limitation on Liability. Notwithstanding any other provision of this Agreement or any Transaction Document:

(a) Except in the case of Fraud, the provisions of this Article XI and Article XII shall constitute the sole remedy to the Buyer Indemnified Parties against the Seller, the Seller Shareholders and the Shareholders with respect to any and all breaches of any agreement, covenant, representation or warranty made by the Seller, the Seller Shareholders or the Shareholders as the case may be in this Agreement or in any Transaction Document, other than any remedy based on equitable principles, including injunctive relief or specific performance, which shall not be limited by this Section 11.8.

(b) Other than Losses arising from Fraud, the Seller shall not be liable to the Buyer Indemnified Parties for any Losses in respect of a breach or inaccuracy of the Operational Representations, until the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties exceeds CDN $100,000, whereupon Seller shall be liable for all such Losses in excess of CDN $100,000.

(c) For the purposes of calculating Losses of the Buyer Indemnified Parties, the principle to be applied is that the Buyer Indemnified Parties are to be made whole and to be placed in the same position as it would have been in if the act, omission or state of affairs giving rise to the Loss indemnified against had not arisen, and by way of example, to the extent that any Loss indemnified against hereunder (or the event giving rise to the same): (i) creates, gives rise to or otherwise has the result of conferring upon a Buyer Indemnified Party, any tax deduction, tax credit or tax relief (but only to the extent that any such tax deduction, tax credit or tax relief has, prior to the receipt of the applicable indemnification payment, resulted in a direct reduction of the Taxes payable by a Buyer Indemnified Party or will result in a direct reduction of the Taxes payable by a Buyer Indemnified Party in the taxation year in which the applicable indemnification payment is received by a Buyer Indemnified Party) or (ii) results in any recovery pursuant to any insurance coverage, the same shall be taken into account in the calculation of the Loss of the Buyer Indemnified Parties. Similarly, if the receipt of an indemnification payment by a Buyer Indemnified Party will result in an increase in the Taxes payable by a Buyer Indemnified Party and/or a decrease in the Tax attributes of a Buyer Indemnified Party (over and above what the position of the Buyer Indemnified Party would have been if act, omission or state of affairs giving rise to the Loss indemnified against had not arisen), the amount of such indemnification payment shall be increased so that the amount of the indemnification payment received by the Buyer Indemnified Parties, after deducting the amount of such increase in Taxes payable and/or decrease in Tax attributes, is equal to the amount they would have received if there had been no such increase in Taxes payable and/or decrease in Tax attributes as a result of the receipt of such indemnification payment. For clarity, if any amount in respect of an inaccuracy in any of the representations and warranties made by Seller or breach of any covenants of Seller or the Company was reflected in the Closing Working Capital, then such inaccuracy or breach shall not give rise to an indemnification obligation under this Article XI or Article XII to the extent of the amount so reflected in the Closing Working Capital.

(d) No Seller Shareholder or Shareholder shall be liable for any Losses of the Buyer Indemnified Parties arising from a breach or inaccuracy of any Operational Representation.

(e) Except in the case of Fraud, the maximum aggregate liability of Seller with respect to any Losses of the Buyer Indemnified Parties arising from breaches or inaccuracies of the Operational Representations is limited to the amount of available Escrow Funds and, for greater certainty, the recourse of the Buyer Indemnified Parties as against Seller arising from breaches or inaccuracies of the Operational Representations shall be strictly limited to the available Escrow Funds.

(f) None of Seller, the Seller Shareholders nor the Shareholders shall be liable under this Article XI or Article XII for any Loss based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller or the Shareholders contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach prior to the Closing.

(g) Except in the case of Fraud or inaccuracy or breach of a Title Representation, the aggregate indemnification obligations under this Agreement and the Transaction Documents:

(i) of Seller shall not exceed the Final Purchase Price;

(ii) of Employco shall not exceed fifty per cent (50%) of the Final Purchase Price;

(iii) of Investco shall not exceed twenty-five (25%) of the Final Purchase Price;

(iv) of Fabco shall not exceed twenty-five (25%) of the Final Purchase Price;

(v) of each Employco Shareholder shall not exceed such Employco Shareholder’s Employco Shareholder Seller Percentage of the Final Purchase Price;

(vi) of each Investco Shareholder shall not exceed such Investco Shareholder’s Investco Shareholder Seller Percentage of the Final Purchase Price; and

(vii) of each Fabco Shareholder shall not exceed such Fabco Shareholder’s Fabco Shareholder Seller Percentage of the Final Purchase Price.

(h) Except in the case of Fraud or inaccuracy or breach of a Title Representation, the indemnification obligations, with respect to a Loss relating to any individual claim for indemnification:

(i) of Seller shall not exceed the amount of such Loss;

(ii) of Employco shall not exceed fifty per cent (50%) of the amount of such Loss;

(iii) of Investco shall not exceed twenty-five (25%) of the amount of such Loss;

(iv) of Fabco shall not exceed twenty-five (25%) of the amount of such Loss;

(v) of each Employco Shareholder shall not exceed such Employco Shareholder’s Employco Shareholder Seller Percentage of the amount of such Loss;

(vi) of each Investco Shareholder shall not exceed such Investco Shareholder’s Investco Shareholder Seller Percentage of the amount of such Loss; and

(i) of each Fabco Shareholder shall not exceed such Fabco Shareholder’s Fabco Shareholder Seller Percentage of the amount of such Loss.

(j) Except in the case of Fraud or inaccuracy or breach of the representation and warranty set forth in Section 6.1, the aggregate indemnification obligations under this Agreement and the Transaction Documents of the Buyer shall not exceed ten per cent (10%) of the Final Purchase Price.

(k) In determining the aggregate indemnification obligations paid for the purposes of the limits set forth in Sections 11.8(g), 11.8(h), 11.2, 11.3, 11.4, 11.5, 11.6 and 11.7, the following shall apply (without diminution of credit in such determination to the Party which has actually made such payment):

(i) Seller shall be deemed to have paid one hundred per cent (100%) of any amounts actually paid by the Seller Shareholders and the Shareholders in satisfaction of indemnification obligations;

(ii) Employco shall be deemed to have paid fifty per cent (50%) of any amounts actually paid by Seller in satisfaction of indemnification obligations and one hundred per cent (100%) of any amounts actually paid by an Employco Shareholder in satisfaction of indemnification obligations;

(iii) each Employco Shareholder shall be deemed to have paid such Employco Shareholder’s Employco Shareholder Seller Percentage of any amounts actually paid by Seller in satisfaction of indemnification obligations and such Employco Shareholder’s Employco Shareholder Employco Percentage of any amounts actually paid by Employco in satisfaction of indemnification obligations;

(iv) Investco shall be deemed to have paid twenty-five per cent (25%) of any amounts actually paid by Seller in satisfaction of indemnification obligations and one hundred per cent (100%) of any amounts actually paid by an Investco Shareholder in satisfaction of indemnification obligations;

(v) each Investco Shareholder shall be deemed to have paid such Investco Shareholder’s Investco Shareholder Seller Percentage of any amounts actually paid by Seller in satisfaction of indemnification obligations and such Investco Shareholder’s Investco Shareholder Investco Percentage of any amounts actually paid by Investco in satisfaction of indemnification obligations;

(vi) Fabco shall be deemed to have paid twenty-five per cent (25%) of any amounts actually paid by Seller in satisfaction of indemnification obligations and one hundred per cent (100%) of any amounts actually paid by a Fabco Shareholder in satisfaction of indemnification obligations;

(vii) each Fabco Shareholder shall be deemed to have paid such Fabco Shareholder’s Fabco Shareholder Seller Percentage of any amounts actually paid by Seller in satisfaction of indemnification obligations and such Fabco Shareholder’s Fabco Shareholder Fabco Percentage of any amounts actually paid by Investco in satisfaction of indemnification obligations; and

(viii) Buyer shall be deemed to have paid one hundred per cent (100%) of any amounts actually paid by Parent Guarantor in satisfaction of indemnification obligations.

11.9 Survival and Time Limitations.

(a) All representations, warranties covenants and agreements of Seller, the Company, the Seller Shareholders and the Shareholders in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Except in the case of Fraud, none of Seller, the Seller Shareholders and the Shareholders shall have any Liability with respect to any claim for any breach or inaccuracy of any Operational Representation or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless Buyer notifies Seller of such a claim on or before the date that is two years after the Closing Date. None of Seller, the Seller Shareholders and the Shareholders shall have any Liability with respect to any claim for any breach or inaccuracy of any Tax Representation or in respect of any indemnification under Article XII hereof unless Buyer notifies Seller of such a claim on or before the date that is 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations). Any claim for any breach or inaccuracy of a Title Representation or breach of an agreement or covenant to be performed or complied with at or after the Closing may be made at any time without any time limitation. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article XI if written notice thereof has been given in accordance with the provisions hereof by Buyer to Seller prior to the end of the applicable survival period set forth in this Section 11.9(a). Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

(b) All representations, warranties covenants and agreements of Buyer in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Except in the case of Fraud, Buyer shall not have any Liability with respect to any claim for any breach or inaccuracy of any representation and warranty of the Buyer, other than the representation and warranty set forth in Section 6.1, or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless Seller notifies Buyer of such a claim on or before the date that is two years after the Closing Date. Any claim for any breach or inaccuracy of the representation and warranty set forth in Section 6.1 or breach of an agreement or covenant to be performed or complied with at or after the Closing may be made at any time without any time limitation. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article XI if written notice thereof has been given in accordance with the provisions hereof by Seller to Buyer prior to the end of the applicable survival period set forth in this Section 11.9(b). Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

11.10 Claims Against the Company and Subsidiary. Following the Closing, none of Seller, the Seller Shareholders and the Shareholders may assert, directly or indirectly, and each of Seller, the Seller Shareholders and the Shareholders hereby waives any claim, whether for indemnification, contribution, subrogation or otherwise, against either the Company or the Subsidiary with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date except as may arise pursuant to the terms of the Agreement, the Transaction Documents or the Employment Agreements.

11.11 Amalgamation of Buyer and the Company. Buyer has advised Seller that, as soon as possible following December 31, 2012, Buyer intends to amalgamate with the Company. The Parties agree that, notwithstanding Section 11.10, the amalgamated entity shall not be released from any obligations flowing from Buyer and, notwithstanding Section 11.12, the Seller, the Seller Shareholders and the Shareholders shall not be released from any obligations to the amalgamated entity flowing from the Buyer.

11.12 Claims Against the Seller, the Seller Shareholders and the Shareholders. Following the Closing, neither the Buyer nor the Company may assert, directly or indirectly, and Buyer and the Company hereby waive and release, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Seller, the Seller Shareholders, the Shareholders or any of them, with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date (including without limitation any act or omission in their respective capacities as directors, officers or employees of the Company). Notwithstanding the foregoing, Buyer and the Company do not release (i) Seller, the Seller Shareholders or the Shareholders from any obligations contained in this Agreement, the Transaction Documents, the Escrow Agreement, the Employment Agreements, the Non-Competition Agreements and all other written agreements, documents and certificates contemplated by any of the foregoing and (ii) any Shareholder who, following the Closing, is an Employee in respect of such Shareholder’s acts or omissions after the Closing in his or her capacity as an Employee.

11.13 Manner of Payment.

(a) Buyer may set off all or any portion of any amount to which any Buyer Indemnified Party may be entitled under this Article XI or Article XII (other than an Escrow Limited Claim) against any amount otherwise payable (other than amounts payable under, or pursuant to, Employment Agreements) by the Company, Buyer or any of their respective Affiliates to Seller, the Seller Shareholders or the Shareholders. The exercise of such set-off right in good faith shall not constitute a breach or event of default under this Agreement or any Contract relating to any amount against which the set-off is applied. In addition to, and not in limitation of Buyer’s right of set-off under this Section 11.13, Buyer may elect in its sole discretion to recover all or any portion of any amount to which any Buyer Indemnified Party may be entitled under this Article XI or Article XII from the Escrow Funds until such funds are exhausted and then, in respect of a claim that is not an Escrow Limited Claim, may, subject to the other limitations contained in this Article XI, recover any additional amount to which any Buyer Indemnified Party is entitled under this Article XI or Article XII directly from Seller, the Seller Shareholders and the Shareholders.

(b) For or in respect of any Escrow Limited Claim, the sole right of recovery of any Buyer Indemnified Party shall be from the Escrow Funds.

(c) Buyer and Seller hereby agree to provide joint instructions to the Escrow Agent so that distributions from the Escrow Funds can be made by the Escrow Agent to the applicable Buyer Indemnified Party or Seller Indemnified Party in accordance with this Section 11.13 unless the entitlement of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of such Loss is in dispute.

11.14 Third-Party Claims.

(a) If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Buyer Indemnified Party (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article XI, then the Indemnified Party shall promptly notify the Seller thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim to the Seller; provided, however, that any failure to notify the Seller or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Seller is materially prejudiced by such failure.

(b) Upon receipt of the notice described in Section 11.14(a), the Seller shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Seller notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of this Article XI, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Seller conducts the defense of the Third-Party Claim actively and diligently, and (viii) the Seller keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c) So long as the Seller is conducting the defense of the Third-Party Claim in accordance with Section 11.14(b), (i) the Indemnifying Party shall not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Seller’s assumption of the defense pursuant to Section 11.14(b)), and (ii) neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent shall not be withheld unreasonably.

(d) If any condition in Section 11.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Seller in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article XI.

11.15 Other Indemnification Matters. Any claim for indemnification by the Buyer Indemnified Parties under this Article XI or under Article XII must be asserted by providing written notice to Seller specifying the factual basis of the claim in reasonable detail to the extent then known by the Buyer. Any claim for indemnification by the Seller under this Article XI or under Article XII must be asserted by providing written notice to Buyer specifying the factual basis of the claim in reasonable detail to the extent then known by the Seller. All indemnification payments under this Article XI or Article XII shall be deemed adjustments to the purchase price. Subject to Section 11.8(f), the right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any equitable remedy based on any such representation, warranty, covenant or agreement.

11.16 Indemnification by Buyer. After the Closing and subject to the terms and conditions of this Article XI, Buyer shall indemnify and hold harmless Seller, the Seller Shareholders, the Shareholders and their respective Affiliates (other than the Company and the Subsidiary) and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns, agents and Representatives (collectively, the “Seller Indemnified Parties”) from, and pay and reimburse the Seller Indemnified Parties for, all Losses, directly, proximately or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any Transaction Document.

11.17 No Duplication. Any liability for indemnification under Article XI and Article XII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.for and in respect of the same matter or amount there shall be no duplication in recovery.

ARTICLE XII.

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer, on the one hand, and Seller, the Seller Shareholders and the Shareholders, on the other hand, for certain tax matters following the Closing Date:

12.1 Tax Indemnification.

(a) Subject to the limitations set forth in Article XI, each of Seller, the Seller Shareholders and the Shareholders, jointly and severally, shall indemnify the Company, Buyer and their Affiliates (other than Seller, the Seller Shareholders and the Shareholders) and hold them harmless from and against Losses resulting from or attributable to (i) all Taxes (or the non-payment thereof) of the Company and the Subsidiary for all Taxable periods ending on or before the Closing Time and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (ii) any and all Taxes of any Person imposed on the Company or the Subsidiary as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Time; provided, however, that in the case of clause (i), Seller, the Seller Shareholders and the Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taking into account any adjustments of the Final Purchase Price relating to Working Capital pursuant to Section 2.3(e). This Section 12.1 shall survive until the date 90 days after the expiration of the statute or period of limitations (including any extension of such statute or period of limitations) applicable thereto. Seller, the Seller Shareholders and the Shareholders shall pay Buyer for any Taxes that are the responsibility of Seller, the Seller Shareholders and the Shareholders pursuant to this Section 12.1 at least five Business Days prior to payment of such amounts by Buyer, the Company or the Subsidiary.

(b) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

12.2 Tax Periods Ending on or Before the Closing Time. Buyer shall prepare, and file, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and the Subsidiary for all Tax periods ending on or prior to the Closing Time that are due after the Closing Time. Buyer shall permit Seller’s Representatives to review and comment on each such Tax Return to be prepared by it pursuant to the preceding sentence prior to filing. Seller shall pay, reimburse and indemnify Buyer, the Company and the Subsidiary for the Taxes on such Tax Returns in accordance with Section 12.1(a). Buyer may cause the Company to make the election referred to in subsection 256(9) of the Tax Act, and comparable provisions of applicable provincial or territorial legislation, and to file such election(s) for the Company’s taxation year(s) ending immediately before the Closing Time.

12.3 Tax Periods Beginning Before and Ending After the Closing Time. Buyer shall prepare and file, or cause to be prepared and filed, any Tax Returns for the Company for Straddle Periods. Buyer shall permit Seller’s Representatives to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller, the Seller Shareholders and the Shareholders, jointly and severally, shall pay, reimburse and indemnify Buyer and the Company for Taxes on such Tax Returns related to the Pre-Closing Tax Period (determined in accordance with Section 12.1(b)) in accordance with Section 12.1(a).

12.4 Cooperation on Tax Matters. Buyer, on the one hand, and Seller, the Seller Shareholders and the Shareholders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article XII and any Proceeding related thereto. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree that the Company will retain all books and records with respect to Tax matters pertinent to the Company or the Subsidiary relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.

12.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions shall be paid by Seller, the Seller Shareholders and the Shareholders when due, and Seller, the Seller Shareholders and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

12.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or the Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Buyer, the Company and the Subsidiary shall not be bound thereby or have any Liability thereunder.

ARTICLE XIII.

MISCELLANEOUS

13.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

13.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

13.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of Seller, the Seller Shareholders and the Shareholders may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of their respective rights, interests or obligations in or under this Agreement without the prior written approval of Buyer. Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in or under this Agreement to (a) any successor to Buyer, any successor to the Company, or any acquirer of a material portion of the businesses or assets of Buyer or the Company, (b) one or more of Buyer’s Affiliates, or (c) any lender to Buyer, its Affiliates or the Company as security for obligations to such lender.

13.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

13.6 Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered mail, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person, and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Seller or, prior to the Closing, the Company:

c/o Triwest Trading (Canada) Ltd. 16408 121A Avenue Edmonton, Alberta T5V 1J9
Facsimile:	(780) 452-1683
Attention:	Christopher Fletcher, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Reynolds Mirth Richards & Farmer LLP Suite 3200 Manulife Place 10180 - 101 Street Edmonton, Alberta T5J 3W8
Facsimile:	(780) 429-3044
Attention:	Rick W. Ewasiuk Q.C.

and to:

Christopher Fletcher

51 Newport Drive

Sherwood Park, Alberta T8A 5V8

Facsimile:	(866) 645-0570

If to any Seller Shareholder or Shareholder, to the address set forth under the signature of such party on the signature pages hereto.

If to Buyer, Parent Guarantor or, after the Closing, the Company:

c/o American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Facsimile:	(704) 947-1919
Attention:	J. Michael Gaither, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Facsimile:	(212) 841-1010
Attention:	Scott F. Smith

and to:

Osler, Hoskin & Harcourt LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Facsimile:	(212) 867-5802
Attention:	Randall W. Pratt

13.7 Jurisdiction. For the purposes of all legal proceedings this Agreement and all Transaction Documents shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have sole and exclusive jurisdiction to entertain any actions arising under this Agreement and the Transaction Documents.

13.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) shall be governed by the laws of the Province of Ontario without giving effect to any choice or conflict of law principles of any jurisdiction.

13.9 Amendments and Waivers. Prior to the Closing, no amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Buyer and Seller. After the Closing, no amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Buyer and Seller. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement shall not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

13.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.11 Expenses. The Company shall bear all expenses incurred by the Company or any Representative of the Company in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses shall have been paid or accrued by the Company prior to the Closing Date. Seller and the Seller Shareholders shall bear all expenses incurred by them or any of their Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, Buyer shall bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.

13.12 Construction. The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” Unless otherwise specified, all references to “$” or “dollars” shall be deemed reference to be U.S. dollars. This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof (unless another date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement shall be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

13.13 Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. To the extent that it is reasonably apparent on the face of the Disclosure Schedule that an exception disclosed in a schedule relating to a particular section or subsection of this Agreement also applies to one or more additional sections or subsections of this Agreement, such exception shall be deemed to apply to such additional sections or subsections so identified.

13.14 Currency. Payments made between Buyer and Seller pursuant to Sections 2.2 and 2.3(e) hereof on account of price and price adjustments shall be made in U.S. Dollars. All other payments between the parties, including claims for indemnity (excepting indemnities for Losses which by their nature are necessarily calculated in U.S. dollars) shall be made in Canadian dollars. Seller and Buyer, at their joint direction may require conversion of all of the Escrow Funds into Canadian dollars at any time following their receipt and to instruct the RMRF or the Escrow Agent accordingly. In the calculation of any amounts required to be including in the price adjustments to be made between the parties under Section 2.3(e), any required conversion from Canadian dollars to United States dollars shall be at $1 = C$1.0072.

13.15 Parent Guarantee.

(a) Parent Guarantor hereby guarantees the full, complete and timely payment by Buyer of its obligations under Article II when and as due under this Agreement. If any default shall be made by Buyer in the performance of any such payment obligations, then Parent

Guarantor shall perform or cause to be performed such payment obligation upon written notice from Seller specifying such default. Prior to proceeding against Parent Guarantor under this Section 13.15, Seller shall first demand payment from Buyer in accordance with the applicable provisions of this Agreement; provided, however, that Seller shall not be required to initiate legal proceedings against Buyer prior to proceeding against Parent Guarantor under this Section 13.15. The guarantee set forth in this Section 13.15 shall survive the Closing and shall expire and be of no further force or effect at the close of Business on the third Business Day after: (i) the Determination Date, if the Buyer has no obligation to pay an amount to the Seller under Section 2.3(e), or (ii) if the Buyer has an obligation to pay an amount to the Seller or the Escrow Agent under Section 2.3(e), the date on which such amount(s) have been paid.

(b) The Parent Guarantor represents and warrants as follows:

(i) Parent Guarantor is a U.S. operating entity and issues debt publicly in the United States.

(ii) Parent Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(iii) Parent Guarantor has full corporate power and authority to execute and deliver this Agreement and to perform its obligation hereunder.

(iv) The execution and delivery by Parent Guarantor of this Agreement and the performance by Parent Guarantor of its obligations hereunder have been duly approved by all requisite corporate action of Parent Guarantor.

(v) Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles this Agreement constitutes the valid and legally binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with the terms of this Agreement.

[Signature pages follow]

The Parties have executed and delivered this Share Purchase Agreement as of the date first written above.

Buyer:

ATD ACQUISITION CO. V INC.

By:	/s/ J. Michael Gaither
Name: J. Michael Gaither
Title:

Seller:

1278104 ALBERTA INC.

By:	/s/ Chris Fletcher
Name: Chris Fletcher
Title: President

Company:

TRIWEST TRADING (CANADA) LTD.

By:	/s/ Chris Fletcher
Name:
Title:

[Signature Page to Stock Purchase Agreement]

Seller Shareholders:

1279156 ALBERTA INC.

By:	/s/ Chris Fletcher
Name: Chris Fletcher
Title: President

Address:

FAB 5 INVESTMENTS LTD.

By:	/s/ Larry Rice
Name: Larry Rice
Title: President

Address:

1274942 ALBERTA LTD.

By:	/s/ Thomas Harmon
Name: Thomas Harmon
Title: Director

Address:

Solely with respect to Section 13.15 hereof:

PARENT GUARANTOR

By:	/s/ J. Michael Gaither
Name:
Title:

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounts Payable” means all trade and other accounts payable, including accrued expenses, owed by the Company or the Subsidiary, but not including Indebtedness included in the Debt Payoff Amount.

“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to the Company or the Subsidiary.

“Acquisition Proposal” is defined in Section 7.6.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, including the voting power to elect a majority of the directors (or individuals having comparable functions) of such Person, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person and “Affiliated” has a related meaning. With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Agreement” is defined in the opening paragraph.

“Assets” is defined in Section 5.8.

“Business” is defined in the Introduction.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Edmonton, Alberta or Charlotte, North Carolina are not required to be open.

“Buyer” is defined in the opening paragraph.

“Buyer Indemnified Parties” is defined in Section 11.1.

“Cash” means the consolidated cash, cash equivalents, marketable securities and short term investments held by the Company and the Subsidiary, computed as of the applicable date and in accordance with GAAP. Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the account of the Company and the Subsidiary, including deposits in transit, and (iii) be calculated net of overdrawn accounts.

“Closing” is defined in Section 2.5.

“Closing Balance Sheet” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.5

“Closing Debt Payoff Amount” is defined in Section 2.3(a).

“Closing Estimates” is defined in Section 2.2(b).

“Closing Statement” is defined in Section 2.3(a).

“Closing Time” means is defined in Section 2.5.

“Closing Transaction Payments” is defined in Section 2.3(a).

“Closing Working Capital” is defined in Section 2.3(a).

“Company” means the Company and, to the extent relevant to the Liabilities of the Company, any predecessor of the Company.

“Company Subsidiary” means, with respect to any Person, any corporation, ·limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Confidential Information” means information concerning the business or affairs of the Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means any contract, obligation; understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Contract Loss” means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“Debt Payoff Amount” means the aggregate amount necessary to fully repay and retire all Indebtedness, if any, of the Company outstanding immediately prior to the Closing.

“Determination Date” is defined in Section 2.3(d).

“Disputed Amounts” is defined in Section 2.3(c).

“Employco” means 1279156 Alberta Inc.

“Employco Shareholder Employco Percentage” means, in respect of each Employco Shareholder, the direct and indirect pro rata shareholder interest of such Employco Shareholder in Employco set forth in Schedule 11.3 beside such Employco Shareholder’s name.

“Employco Shareholder Seller Percentage” means, in respect of each Employco Shareholder, the direct and indirect pro rata shareholder interest of such Employco Shareholder in Seller set forth in Schedule 11.3 beside such Employco Shareholder’s name.

“Employco Shareholders” means Chris Fletcher, Clint Davis, Mary-Ann Davis, Blake Fletcher, David Gotto, Gary Holstein, Alex Jeffrey and Rod Lough.

“Employees” means persons employed or retained by the Company or the Subsidiary on a full-time, part-time or temporary basis, including those employees on temporary leave of absence, family medical leave, military leave, sick leave, lay-off, short-term disability leave, long-term disability leave, pregnancy or parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and includes dependent contractors.

“Employee Benefit Plan” means any plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, including Employee Pension Benefit Plans and any other arrangements providing for compensation, retirement, pension, severance, termination pay, bonuses, incentives, performance awards, change in control benefits, deferred compensation, retention benefits, stock or other equity awards, fringe benefits, or health and welfare benefits such as medical, life insurance, short-term or long-term disability, or dental benefits, to which the Company or the Subsidiary is a party or bound or in which the Company or the Subsidiary participates or under which the Company or the Subsidiary has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees, directors or officers, individuals working on contract with the Company or the Subsidiary or other individuals providing services to the Company or the Subsidiary of a kind normally provided by Employees (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding Statutory Plans.

“Employee Pension Benefit Plan” means Employee Benefit Plans providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act, “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

“Employment Agreements” means the Employment Agreements between each of the Key Employees and the Company, in the form attached hereto as Exhibit F, together with any changes agreed to by Buyer.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“Escrow Agent” means BNY Trust Company of Canada.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit D, or in such other form as may otherwise be agreed upon between Buyer, Seller and the Escrow Agent.

“Escrow Amount” means fifteen million dollars ($15,000,000) or, if such amount has been converted into Canadian dollars, the amount of Canadian dollars into which fifteen million dollars ($15,000,000) has been converted.

“Escrow Funds” means the funds subject to the Trust Letter or Escrow Agreement as of any date of determination.

“Escrow Limited Claim” means a claim the recovery of which is limited to the Escrow Funds under Section 11.8(e)

“Estimated Closing Balance Sheet” is defined in Section 2.2(b).

“Estimated Closing Working Capital” is defined in Section 2.2(b).

“Estimated Debt Payoff Amount” is defined in Section 2.2(b).

“Estimated Purchase Price” is defined in Section 2.2(b).

“Estimated Transaction Payments” is defined in Section 2.2(b).

“Fabco” means Fab 5 Investments Ltd.

“Fabco Shareholder Fabco Percentage” means, in respect of each Fabco Shareholder, the direct and indirect pro rata shareholder interest of such Fabco Shareholder in Fabco set forth in Schedule 11.7 beside such Fabco Shareholder’s name.

“Fabco Shareholder Seller Percentage” means, in respect of each Fabco Shareholder, the direct and indirect pro rata shareholder interest of such Fabco Shareholder in Seller set forth in Schedule 11.7 beside such Fabco Shareholder’s name.

“Fabco Shareholders” means 60485 Manitoba Ltd., Larry Rice, Boes Management Ltd., Mike Boes and Allyson Boes.

“Final Purchase Price” is defined in Section 2.3(e)(i).

“Final Release Date” is defined in Section 2.8(b)(iii).

“Financial Statements” is defined in Section 5.5.

“Fraud” means (i) in the case of a Party that is an individual, a false statement of fact made by that Party in a Transaction Document with actual knowledge of its falsehood, and (ii) in the case of a Party that is a body corporate, a false statement of fact made by that Party in a Transaction Document with actual knowledge by one of that Party’s president, chief executive officer, vice president, treasurer or secretary or by one of that Party’s directors or shareholders, of its falsehood.

“Fundamental Representations” means the Tax Representations and the Title Representations.

“GAAP” means Canadian generally accepted accounting principles, as defined by the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Guaranteed Accounts Receivable” is defined in Section 10.4.

“Governmental Body” means any federal, provincial, state, territorial, local, municipal, foreign or other government or quasi- governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Government Contract” means any Contract to which the Company or the Subsidiary is a party or by which it is bound, the ultimate contracting party of which is a Governmental Body (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Leased Real Property or adjacent properties or any property or facility formerly owned, leased or used by the Company or the Subsidiary. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under non-compete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver shares pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j). Notwithstanding the foregoing, unless otherwise noted in this Agreement, “Indebtedness” shall not include the Shareholder Loan.

“Indemnified Party” is defined in Section 11.14(a).

“Indemnifying Party” is defined in Section 11.14(a).

“Initial Release Date” is defined in Section 2.8(b)(i).

“Insurance Policies” is defined in Section 5.26.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g)plans, drawings, architectural plans and specifications;

(h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Interim Balance Sheet” is defined in Section 5.5(a).

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“Inventory” means all inventories of the Company and the Subsidiary wherever located, including goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“Investco” means 1274942 Alberta Ltd.

“Investco Shareholder Investco Percentage” means, in respect of each Investco Shareholder, the direct and indirect pro rata shareholder interest of such Investco Shareholder in Investco set forth in Schedule 11.5 beside such Investco Shareholder’s name.

“Investco Shareholder Seller Percentage” means, in respect of each Investco Shareholder, the direct and indirect pro rata shareholder interest of such Investco Shareholder in Seller set forth in Schedule 11.5 beside such Investco Shareholder’s name.

“Investco Shareholders” means Darryl Vinet, Patricia Dobush, Alex Michaud, Robert Michaud, Gail Michaud, Mark Michaud, Lee Michaud, Rene Michaud, Allen & Jean Schreiber, Robert Iwanicka, Glen Vinet, Thomas Harmon, Karen Harmon, Ron Tewitz & Dolores Tewitz, Greg Alexander & Tammy Alexander, Mark McDonald, Walter Bychkowski, Avery Schuldhaus, Thomas Bradley & Barbara Kendall, Joan Endres and Douglas Endres.

“Key Employees” means Gary Holstein, Alex Jeffrey, Rod Lough, Dave Gotto, Blake Fletcher, Clint Davis, Chris Fletcher and each branch manager and territory manager of the Company.

“Knowledge” of any Person other than Buyer means (a) in the case of an individual, the actual knowledge of such Person or (b) the knowledge that a reasonable Person should have after reasonable inquiry of senior employees, directors and officers of such Person (in the case of a legal entity) or in the reasonable exercise or his, her or its professional duties. Knowledge of Buyer means the actual knowledge of J. Michael Gaither or Donald Gualdoni.

“Latest Balance Sheet” is defined in Section 5.5(a).

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet.

“Law” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, instrument, policy statement, directive, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 5.12.

“Leased Real Property” is defined in Section 5.12.

“Liability” means any liability, obligation or commitment of any kind or nature asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 5.14.

“Loss” means any and all actions, adverse consequences, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, Order, damage, penalty, fine, due, cost, settlement payment, Liability, Tax (including Taxes indemnified against under Section 12.1(a)), Encumbrance, diminution of value, expense, fee, court costs or attorneys’ fees and expenses.

“Material Adverse Effect” means any event, circumstance, condition, occurrence, effect or change that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other events, circumstances, conditions, occurrences, effects or changes), materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations or business prospects of the Company, or to the ability of the Company and Seller to timely consummate the Transactions.

“Material Contract” is defined in Section 5.13.

“Material Customers” is defined Section 5.22.

“Material Personal Property” is defined in Section 5.9.

“Material Suppliers” is defined Section 5.22.

“Multi-Employer Plans” means Employee Benefit Plans to which the Company or the Subsidiary is required to contribute and which are not maintained or administered by the Company or its Affiliates, including any “multi-employer pension plan” (or similar plan) under pension standards legislation.

“Non-Competition Agreements” means the Non-Competition Agreements between Buyer and Seller and the relevant party, in the form of Exhibit E hereto.

“Notice of Assessment” is defined in Section 2.8(b)(i).

“Notice of Objection” is defined in Section 2.3(c).

“Operational Representations” means the representations and warranties of the Seller set forth in Article V that are not Fundamental Representations.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate or articles of incorporation and bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law, and (c) any amendment or modification to any of the foregoing.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by the Company, consistent with past operating practices.

“Parent Guarantor” is defined in the opening paragraph.

“Party” means any of Buyer, Seller, the Company, the Seller Shareholders and the Shareholders.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien, purchase money security interest (or similar registration) or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased and (d) any recorded easement, covenant, zoning or other restriction on the Leased Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value, or marketability of title of the property subject thereto.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Pre-Closing Tax Period” is defined in Section 12.1.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Purchase Price” is defined in Section 2.2.

“Related Party” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual. The Company will not be deemed to be a Related Party of Seller.

“Related Party Transactions” is defined in Section 5.23.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountants” is defined in Section 2.3.

“RMRF” means Reynolds Mirth Richards & Farmer LLP.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller’s Knowledge” means the Knowledge of Seller and the Company.

“Share” and “Shares” is defined in the Introduction.

“Shareholders” means Employco, the Employco Shareholders, Investco, the Investco Shareholders, Fabco and the Fabco Shareholders.

“Seller Shareholders” means 1279156 Alberta Inc., Fab 5 Investments Ltd. and 1274942 Alberta Ltd.

“Shareholder Loan” is defined in Section 2.1.

“Statutory Plans” means statutory benefit plans which the Company of the Subsidiary is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Straddle Period” is defined in Section 12.1.

“Subsidiary” means TriCan Tire Distributors Inc., an Alberta corporation and the direct wholly-owned subsidiary of the Company.

“Target Working Capital” means C$37,213,373.58, which has been mutually agreed upon by the parties based on the parties’ agreement of the Company’s average Working Capital over the prior twelve-month period.

“Tax Act” means the Income Tax Act (Canada).

“Tax Assessment Amount” is defined in Section 2.8(b)(i)(1).

“Tax Representation” means a representation or warranty under Section 5.15 (Tax), Section 3.6 (Residency), or any other representation or warranty that if untrue gives rise to Taxes payable by (i) the Company or the Subsidiary that would not have been payable had such representation or warranty been true or (ii) the Buyer as a result of the purchase of the Shares and the Shareholder Loan.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Body, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Body in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

“Termination Date” is defined in Section 9.1(b).

“Third-Party Claim” is defined in Section 11.14(a).

“Title Representation” means a representation or warranty made by the Seller under Sections 3.1, 3.2, 5.1 or 5.8(a).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means, for the purposes of Article XI, this Agreement and the Non-Competition Agreements and, for all other purposes, means this Agreement, the Escrow Agreement, the Employment Agreements, the Non-Competition Agreements and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Transaction Payments” is defined in Section 5.27.

“Trust Letter” means the letter agreement between Buyer, Seller and RMRF dated November 30, 2012 setting forth the terms on which RMRF will hold the Escrow Funds in trust.

“Working Capital” means (a) the consolidated current assets of the Company as of immediately prior to the Closing Time (including Cash), minus (b) the consolidated current liabilities of the Company as of immediately prior to the Closing Time, in each case as determined in accordance with GAAP and using the same accounting principles, practices, policies and methodologies used in the preparation of the Financial Statements; provided, that Working Capital shall exclude, without duplication, (i) any asset or liability related to or included in the determination of Debt Payoff Amount or the Transaction Payments, (ii) any and all assets or liabilities for federal, provincial, territorial, state and local income Taxes, and (iii) any impact of changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.